Exhibit 10-X
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
COUPLED PRODUCTS ACQUISITION LLC
AND
DANA CORPORATION
Dated as of May 28, 2007

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EXHIBITS

Exhibit A-1	—	Selling Subsidiaries
Exhibit A-2	—	Debtors
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	[Reserved]
Exhibit D	—	Form of Michigan Sublease
Exhibit E	—	Form of Intellectual Property Assignment
Exhibit F	—	Form of Assignment and Assumption Agreement
Exhibit I	—	Form of Approval Order
Exhibit J	—	Form of Transition Agreement
Exhibit K	—	Form of Deposit Agreement
Exhibit L	—	[Reserved]
Exhibit M	—	Commitments

SCHEDULES

Schedule 1.1(b)	Purchased Equipment
Schedule 1.1(e)	Debtor Contracts
Schedule 1.1(f)	Non-Debtor Contracts
Schedule 1.1(g)	Purchased Intellectual Property
Schedule 1.1(l)	Purchased Claims and Causes of Action
Schedule 1.2(d)	Excluded Intellectual Property
Schedule 1.2(f)	Excluded Assets, Real Property Leases and Contracts of Debtors
Schedule 1.2(j)	Hose and Tubing Business
Schedule 1.2(o)	Excluded Notes Receivable
Schedule 1.2(q)	Excluded Claims and Causes of Action
Schedule 1.4(a)	Excluded Debt and Other Liabilities
Schedule 2.2(a)	Net Working Assets
Schedule 2.4	Allocation Schedule
Schedule 4.3	Consents and Approvals
Schedule 4.6	Financial Statements
Schedule 4.7	Tax
Schedule 4.8(c)	Other Real Estate Matters
Schedule 4.10(a)(i)	Registered Intellectual Property
Schedule 4.10(a)(ii)	Intellectual Property Contracts
Schedule 4.10(c)	Litigation, opposition, cancellation, proceeding, objection or claim
Schedule 4.11(a)	Material Business Contracts
Schedule 4.11(c)	Government Contracts
Schedule 4.11(e)	Outstanding Claims Related to Government Contracts
Schedule 4.12(a)	Business Employee Benefit Plans
Schedule 4.12(d)	Pending Audit and Investigation
Schedule 4.12(g)	Multiemployer Pension Plans
Schedule 4.12(i)	Certain Employment Agreements
Schedule 4.12(j)	Employee Welfare Benefit Plans
Schedule 4.13(a)	Business Employees
Schedule 4.13(b)	Terminations; Layoffs; Work Reductions
Schedule 4.13(c)	Employees Not Terminable at Will
Schedule 4.13(d)	Business Employees Employed outside of the United States or Mexico
Schedule 4.13(f)	Governmental Matters Related to Employees
Schedule 4.13(g)	Collective Bargaining Agreements
Schedule 4.13(h)	Certain Labor Matters
Schedule 4.13(i)	Strike, Grievances and Unfair Labor Practice
Schedule 4.13(j)	Ceased Operations
Schedule 4.14	Litigation
Schedule 4.15	Compliance with Laws
Schedule 4.16(a)	Environmental Report
Schedule 4.17	Certain Assets
Schedule 4.19(a)	Government Authorizations
Schedule 4.21	Liabilities
Schedule 4.22(b)	Material Inventories

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Schedule 4.23	Customers, Sale Orders and Sale Contracts; Termination
Schedule 4.24(a)	Warranties
Schedule 4.24(b)	Products Defects
Schedule 5.3	Consents and Approvals
Schedule 6.2	Certain Matters Relating to the Conduct of Business
Schedule 6.2(j)(ii)	Purchaser Labor Designee
Schedule 6.10	Transition Agreements
Schedule 8.5	Seller Consents
Schedule 9.5	Purchaser Consents
Schedule 10.3	Assumed Benefit Plans
Schedule 10.4	Non-U.S. Employee Matters
Schedule 15.76	IT Assets
Schedule 15.77	Knowledge
Schedule 15.89	Modified GAAP
Schedule 15.102	Owned Real Property
Schedule 15.105	Permitted Exceptions
Schedule 15.126	Real Property Leases
Schedule 15.132	Retention Agreements

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of May 28, 2007 (this “Agreement”), by and between Coupled Products Acquisition LLC, a limited liability company organized under the laws of Delaware (“Purchaser”), and Dana Corporation, a corporation organized under the laws of the Commonwealth of Virginia (“Seller”).
RECITALS
     WHEREAS, Seller and the Subsidiaries listed on Exhibit A-1 hereto (the “Selling Subsidiaries” and each, individually, a “Selling Subsidiary”) are, among other things, engaged through Seller’s Fluid Products Group in the Business;
     WHEREAS, upon the terms and subject to the conditions hereinafter set forth, the parties desire that Seller and the Selling Subsidiaries sell, assign and transfer to Purchaser, and that Purchaser purchase and acquire from Seller and the Selling Subsidiaries, all of the right, title and interest of Seller and its Selling Subsidiaries in and to the Purchased Assets, free and clear of all Liabilities and Liens and that Purchaser assume the Assumed Liabilities;
     WHEREAS, Seller and certain of the Selling Subsidiaries, as identified on Exhibit A-2 attached hereto (collectively, the “Debtors”), have filed voluntary petitions initiating cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (each, a “Case” and together, the “Cases”);
     WHEREAS, on March 28, 2007, the Debtors filed a motion seeking, among other things, the establishment of bidding procedures for the Debtors’ Fluid Products Group and the approval of the sale of the assets of the Fluid Products Group to the highest bidder or bidders for those assets; and
     WHEREAS, on April 12, 2007, the Bankruptcy Court entered an order (the “Bidding Procedures Order”), among other things, approving bidding procedures for the Fluid Products Group (the “Bidding Procedures”) and a $250,000 expense reimbursement payable to Purchaser in certain circumstances (the “Expense Reimbursement”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
THE PURCHASE AND SALE
     Section 1.1 Purchase and Sale of the Purchased Assets.
     On the terms and subject to the conditions hereof, and subject to the exclusions set forth in Section 1.2, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause one or more of the Selling Subsidiaries to sell, assign, transfer, convey and deliver to Purchaser or a designee appointed pursuant to Section 16.3, and Purchaser shall purchase, acquire and accept from Seller, or the applicable Selling Subsidiary or Selling Subsidiaries, all of the right, title and interest of Seller, or the applicable Selling Subsidiary or Selling Subsidiaries, in, to and under the following assets, properties, rights, Contracts and claims of Seller, or such Selling Subsidiary or Selling Subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed (collectively, and excluding the Excluded Assets, the “Purchased Assets”), as such exist on the Closing Date, free and clear of all Liabilities and Liens, other than Assumed Liabilities and Permitted Exceptions:
     (a) the Owned Real Property and the SLP I Real Property Leases;
     (b) all machinery, equipment, furniture, vehicles, tools, tooling and other tangible personal property Related to the Business, including, without limitation, the items set forth on Schedule 1.1(b) (the “Purchased Equipment”);
     (c) all inventories and supplies of raw materials, works-in-process, finished goods, spare parts, supplies, storeroom contents and other inventoried items Related to the Business;
     (d) all trade accounts and other receivables arising out of the sale or other disposition of goods or services by the Business;
     (e) subject to Section 6.7, all rights in, to and under all Contracts of the Debtors Related to the Business listed on Schedule 1.1(e) (collectively, the “Debtor Contracts” and each, individually, a “Debtor Contract”);
     (f) subject to Section 6.7, all rights in, to and under the Contracts of the Non-Debtor Selling Subsidiaries Related to the Business listed on Schedule 1.1(f) (collectively, the “Non-Debtor Contracts” and each, individually, a “Non-Debtor Contract”);
     (g) all Intellectual Property identified on Schedule 1.1(g), including all rights to enforce and to past and future damages for the infringement of any such Intellectual Property (the “Purchased Intellectual Property”);
     (h) subject to Section 10.6, all books and records (other than Tax Returns and related work papers and items set forth in Section 1.2(h)), files, papers, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, to the extent Related to the Business, to the extent available;
     (i) all Permits Related to the Business to the extent permitted by applicable Law to be transferred and subject to the required consent of any third party, including any Governmental Body;
     (j) all deferred and prepaid charges, to the extent Related to the Business, other than those that relate to any Excluded Asset;

     (k) all rights under or pursuant to all warranties, representations and guarantees, whether express or implied, made by suppliers, manufacturers, contractors and other third parties, to the extent Related to the Business, other than any of the foregoing that exclusively relate to any Excluded Asset or Excluded Liability;
     (l) all claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, to the extent Related to the Business, including those listed on Schedule 1.1(l);
     (m) the IT Assets; provided, however that Seller and its Subsidiaries shall not be required to make any payment to obtain any consent from any third party in connection with such transfer; and
     (n) to the extent provided in Section 10.3, all rights under the trusts, or other assets held pursuant to, or set aside to fund the obligations of the Seller or its Subsidiaries under any Assumed Benefit Plan, and any data and records (or copies thereof) required to administer the benefits of the Transferred Employees under any Assumed Benefit Plan.
     Section 1.2 Excluded Assets.
     Notwithstanding anything to the contrary contained in Section 1.1, the parties expressly understand and agree that the Purchased Assets shall not include, and neither Seller nor any of the Selling Subsidiaries is hereunder selling, assigning, transferring or conveying to Purchaser, any right or title to or interest in, any of the following assets, properties, rights, Contracts and claims, whether tangible or intangible, real, personal or mixed (collectively, the “Excluded Assets”):
     (a) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items, of Seller or any Subsidiary;
     (b) with the exception of direct roll-overs as provided for in Section 10.2(a), any assets under any Seller Employee Benefit Plan which is not an Assumed Benefit Plan, including without limitation, any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller or its Subsidiaries under, any such Seller Employee Benefit Plan and any data and records (or copies thereof) required to administer the benefits of Business Employees under any such Seller Employee Benefit Plan;
     (c) any and all insurance policies, binders and claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums;
     (d) subject to Section 7.6, the Intellectual Property and those Intellectual Property Contracts listed on Schedule 1.2(d) (the “Excluded Intellectual Property”);
     (e) all tangible personal property disposed of or consumed prior to Closing Date in the ordinary course of business as permitted by this Agreement;

     (f) the assets, Real Property Leases and other Contracts of the Seller and Selling Subsidiaries listed on Schedule 1.2(f), as the same may be amended by Purchaser prior to the Closing pursuant to Section 6.7;
     (g) all Contracts of Seller or any of its Affiliates (other than the Assumed Collective Bargaining Agreements and the Assumed Benefit Plans and except as provided in Section 10.4) with any of the Transferred Employees, any other Business Employees, or any other current or former employee or agent of the Seller or any of its Affiliates, including the Retention Agreements;
     (h) subject to Section 10.6, any books, records and other materials that Seller or any of its Subsidiaries is required by Law to retain, all Tax Returns and related work papers and, subject to Section 7.6, all “Dana” marked sales and promotional materials and brochures;
     (i) all claims, defenses, causes of action, choses in action or claims of any kind relating to either Excluded Assets or Excluded Liabilities;
     (j) all assets, business lines, properties, rights, Contracts and claims of Seller or any Subsidiary not Related to the Business, wherever located, whether tangible or intangible, real, personal or mixed, including without limitation all assets, business lines, properties, rights, Contracts and claims of Seller or any Subsidiary related to the business of Seller’s Hose and Tubing Group as set forth on Schedule 1.2(j) (the “Hose and Tubing Business”);
     (k) all assets associated with facilities Related to the Business which have ceased operations prior to the date hereof;
     (l) all refunds, credits, prepayments or deferrals of or against any Taxes;
     (m) all intercompany receivables, loans and investments between or among Seller, or its Subsidiaries;
     (n) all Contracts of the Seller and the Selling Subsidiaries not listed or referenced on Schedule 1.1(e) or Schedule 1.1(f).
     (o) any and all notes receivable listed on Schedule 1.2(o);
     (p) any and all avoidance or other causes of action arising under Sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws (collectively, the “Bankruptcy Avoidance Actions”); and
     (q) all claims, defenses, causes of actions, choses in action, rights of recovery, rights of set off and rights of recoupment listed on Schedule 1.2(q).

     Section 1.3 Assumed Liabilities.
     Simultaneously with the Closing, Purchaser shall assume and be liable for, and shall pay, perform and discharge, the following obligations and Liabilities of the Seller and the Selling Subsidiaries, whether occurring or accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date (collectively, and excluding the Excluded Liabilities, the “Assumed Liabilities”):
     (a) all Liabilities relating solely to any Purchased Asset (other than the Debtor Contracts and Non-Debtor Contracts) and arising exclusively on or after the Closing;
     (b) all Liabilities under the Debtor Contracts and the Non-Debtor Contracts arising exclusively on or after the Closing, excluding any such Liabilities to the extent caused by or resulting from a breach or default by Seller or any Selling Subsidiary prior to the Closing under such Debtor Contracts or Non-Debtor Contracts;
     (c) (i) all Liabilities arising under the Assumed Collective Bargaining Agreements out of the employment of the Union Transferred Employees prior to the Closing, subject to Sections 1.4 and 10.1 through 10.4 and applicable Law; (ii) accrued unpaid base wages payable by Seller or its Affiliates to the Transferred Employees for any payroll period preceding the Closing, to the extent reflected as a liability in the calculation of the Net Working Assets of the Business at the Closing Date (it being understood that Seller and its Affiliates shall not also be required to indemnify Purchaser or its Affiliates for such amounts pursuant to Section 11.2), (iii) except as set forth in Sections 10.1 through 10.4, all Liabilities to the Transferred Employees and their dependents and beneficiaries arising exclusively out of their employment by the Purchaser after the Closing, including obligations for any applicable salaries, wages and any other form of compensation accruing exclusively after the Closing Date as a result of such employment; and (iv) Liabilities to the Union Transferred Employees for accrued but not used vacation, personal days and floating holidays, sick pay and any other leave of the Union Transferred Employees, whether accrued prior to or after the Closing Date, if used or payable after the Closing Date, to the extent provided in Section 10.1(g) (it being understood that Seller and its Affiliates shall not also be required to indemnify Purchaser or its Affiliates for such amounts pursuant to Section 11.2);
     (d) all Liabilities with respect to benefits payable after the Closing Date under any Assumed Benefit Plan;
     (e) all Liabilities arising on or after the Closing with respect to the Union Transferred Employees under the Assumed Collective Bargaining Agreements, subject to Sections 10.1 through 10.4 and without limiting any right Purchaser may have under applicable Law;
     (f) all Liabilities of the Business (including without limitation accounts and trade payables) reflected on the Closing Statement of Net Assets;

     (g) all Liabilities that Purchaser or any of its Subsidiaries has expressly assumed or agreed to pay for or be responsible for pursuant to the terms of the Transition Agreements;
     (h) all Liabilities for claims made on or after the Closing Date for any return, rebate, recall, warranty or similar claims with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the Business and all Liabilities incurred after the Closing Date in connection with the matter described in Item 2 of Schedule 4.24(b);
     (i) all Liabilities for claims made on or after the Closing Date for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use);
     (j) except as provided in Section 11.5, all Liabilities arising under Environmental Laws or relating to the presence, handling, use or Release of Hazardous Materials, but only to the extent they would be imposed upon Purchaser as an owner/operator by operation of law after the Closing Date in connection with the operation of the Business as currently conducted at any Owned Real Property, including Liabilities relating to the Release or threatened Release of any Hazardous Material on, at or from any Owned Real Property arising prior to the Closing Date, but excluding any Liabilities which relate to Excluded Assets;
     (k) Liabilities to Transferred Employees related to, resulting from, or arising out of workers’ compensation, occupational health and safety, occupational disease, injury or similar workplace injury to the extent provided in Section 10.1(k) below; and
     (l) all Taxes imposed on or payable with respect to the Business for which Purchaser is responsible pursuant to Section 14.1(b).
     Section 1.4 Excluded Liabilities.
     Except as set forth in Section 1.3, Purchaser shall not assume any Liabilities of Seller and its Selling Subsidiaries and, notwithstanding the provisions of Section 1.3, it is expressly understood and agreed that there shall be excluded from the Liabilities being assumed by Purchaser hereunder the following Liabilities of Seller or the Selling Subsidiaries:
     (a) the debt and other Liabilities, including any interest or other amounts in connection therewith, listed on Schedule 1.4(a);
     (b) all Liabilities for which Seller or any of the Selling Subsidiaries is expressly made responsible pursuant hereto or the Transition Agreements;

     (c) all Liabilities in respect of any Excluded Assets (including assets associated with facilities Related to the Business which have ceased operations prior to the Closing Date);
     (d) all Excluded Taxes;
     (e) fees, expenses, indemnification obligations and other Liabilities owed by Seller or its Subsidiaries to their respective advisors, including Miller Buckfire & Co., LLC, and their respective Affiliates, on account of the acquisition advisory services provided to Seller and its Subsidiaries by such advisors in connection with the transactions contemplated hereby;
     (f) all intercompany payables, loans and investments between or among Seller and its Subsidiaries;
     (g) all Chapter 11 Expenses and other fees and expenses associated with the Cases;
     (h) all Liabilities and Liens with respect to which the Purchased Assets are being sold free and clear of under the Approval Order;
     (i) all Liabilities relating to, resulting from, caused by or arising out of Environmental Law or common law environmental theories not specifically assumed by Purchaser under Section 1.3(j) above, including those relating to assets, properties or operations of the Business other than current operations at the Owned Real Property, including Liabilities relating to use, handling or Release of Hazardous Materials or claims of exposure to Hazardous Materials involving former assets and properties used, manufactured, sold, leased, owned or operated by, or services performed in connection with, the Business, or the generation and off-site disposal of Hazardous Materials by the Business prior to the Closing Date;
     (j) all Liabilities of Seller or its Selling Subsidiaries arising out of any Legal Proceedings described on Schedule 4.14;
     (k) all Liabilities, under any contract or Law, arising under or in connection with any Seller Employee Benefit Plan other than Liabilities with respect to benefits payable after the Closing Date under an Assumed Benefit Plan, including all Liabilities for any severance, retention, notice or other payments or obligations to any Transferred Employees, and all Liabilities arising under or with respect to any Seller Union Pension Plans;
     (l) all Liabilities arising out of: (i) any of the Non-Union Transferred Employees’ employment by the Seller or any of its Affiliates prior to the Closing Date, including all Liabilities for any unused vacation, personal days and floating holidays, sick pay and any other leave accrued by any of the Non-Union Transferred Employees prior to the Closing, except as may be otherwise provided for in Section 1.3(c), Section 10.1(g) or Section 10.4; or (ii) the employment or other engagement of any current or former employee or agent of the Seller or any of its Affiliates, other than the Transferred Employees, at any time prior to, on or after the Closing
     Date;
     (m) all Liabilities arising under any employment or other Contract of Seller or any of its Affiliates (other than the Assumed Collective Bargaining Agreements and except as provided in Section 1.3(c), Section 1.3(e) and Sections 10.1 through 10.4) with any of the Transferred Employees, any other Business Employees, or any other current or former employee or agent of the Seller or any of its Affiliates, including the Retention Agreements;
     (n) except as provided in Section 10.1(j), all Liabilities (including Liabilities under the WARN Act) arising out of the entire or partial closure or cessation of operations at, or reduction in workforce at, any facility, location or other site of employment of the Seller or any of its Affiliates (whether or not relating to the Business) at any time prior to the Closing, including the former facilities located in Mitchell, Indiana and Andrews, Indiana;
     (o) except as expressly set forth in Section 1.3, accrued liabilities of any kind required to be reflected on the Closing Statement of Net Assets prepared in accordance with Modified GAAP which were not reflected thereon;
     (p) all Liabilities for claims made prior to the Closing Date, for any return, rebate, recall, warranty or similar claims with respect to products (or any part or component thereof) designed, manufactured, serviced or sold by the Business; and
     (q) all Liabilities for claims made prior to the Closing Date for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component thereof) designed, manufactured, serviced or sold by the Business (including asbestos and any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose or use).
ARTICLE II
CONSIDERATION
     Section 2.1 Amount and Form of Consideration.
     The consideration to be paid by Purchaser to Seller, for its own account and for the account of its Subsidiaries that are selling Purchased Assets, in full consideration of the Purchased Assets shall consist of:
     (a) U.S.$1.00 in cash (the “Initial Cash Consideration”), subject to adjustment as set forth in Sections 2.2 and 2.3 (the Initial Cash Consideration, as adjusted, the “Final Cash Consideration”) to be paid in cash on the Closing Date; and

     (b) the assumption by Purchaser on and as of the Closing Date of the Assumed Liabilities.
     Section 2.2 Adjustment.
     (a) “Net Working Assets of the Business” as of any date shall mean the amount calculated by subtracting the Liabilities set forth in Schedule 2.2(a) from the assets set forth in Schedule 2.2(a). The Net Working Assets Target (the “Net Working Assets Target”) is U.S.$39,000,000.
     (b) Not more than 14 days after the Closing Date, Seller shall deliver to Purchaser a certificate duly executed on behalf of Seller, dated the date of its delivery, setting forth Seller’s good faith estimate of the Net Working Assets of the Business as of the Closing Date (the “Estimated Closing Net Working Assets”). The amount, if any, by which the Net Working Assets Target exceeds the Estimated Closing Net Working Assets is hereinafter referred to as the “Estimated Adjustment Amount”. With ten days after delivery of such certificate, Seller shall pay to Purchaser an amount equal to the Estimated Adjustment Amount together with interest thereon at the rate of 7% per annum from the Closing Date through the date of payment; provided, however, that, if any such payment is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such day through the date payment is made.
     (c) As promptly as practicable, but in any event within 60 days following the Closing, Purchaser, at its sole cost and expense, will prepare and deliver to Seller a statement of the net assets of the Business at the Closing Date (as such may be adjusted following resolution of disputes in accordance with Section 2.2(d), the “Closing Statement of Net Assets”) and a calculation of the Net Working Assets Adjustment derived from the Closing Statement of Net Assets. The Closing Statement of Net Assets and the calculation of the Net Working Assets Adjustment derived from the Closing Statement of Net Assets shall (i) be prepared on a basis consistent with the preparation of the Statement of Net Assets, and (ii) be prepared in accordance with Modified GAAP. During the determination of the Estimated Closing Net Working Assets, the preparation of the Closing Statement of Net Assets, the calculation of the Net Working Assets Adjustment and the period of any dispute within the contemplation of this Section 2.2, each party shall: (i) provide the other party and its authorized representatives with full access to all of such party’s relevant books, records, facilities and employees to the extent reasonably necessary to determine the Estimated Closing Net Working Assets and to prepare or review the Closing Statement of Net Assets and the calculation of Net Working Assets Adjustment; and (ii) cooperate fully with the other party and its authorized representatives, including by providing on a timely basis all information to the extent necessary or useful in preparing or reviewing the Statement of Net Assets and calculating the Net Working Assets Adjustment.
     (d) Following receipt of the Closing Statement of Net Assets and the Net Working Assets Adjustment, Seller will be afforded a period of 30 days to review the Closing Statement of Net Assets and the Net Working Assets Adjustment (the “Review

Period”). Seller shall be deemed to have accepted the Net Working Assets Adjustment unless, prior to the expiration of the Review Period, Seller shall deliver to Purchaser written notice and a detailed written explanation of those items in the Net Working Assets Adjustment that Seller disputes, in which case the Net Working Assets Adjustment, to the extent not affected by the disputed items, will be deemed to be accepted, and the items identified by Seller shall be deemed to be in dispute. Within a further period of 10 days from the end of the Review Period, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, either party may refer the unresolved disputed items for final binding resolution to a nationally recognized certified public accounting firm mutually acceptable to Seller and Purchaser (the “Independent Auditors”). The unresolved disputed items (if any) will be deemed to be as determined by the Independent Auditors in accordance with Modified GAAP, consistently applied, within 30 days of such reference. One-half of the cost of the determination by the Independent Auditors shall be paid by Purchaser and one-half by Seller. The decision of the Independent Auditors shall not be subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct). The definitive Closing Net Working Assets and Net Working Assets Adjustment shall be the Closing Net Working Assets and Net Working Assets Adjustment, as applicable, agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with the terms of this Section 2.2(d) or the definitive Closing Net Working Assets or Net Working Assets Adjustment, as applicable, resulting from the determination made by the Independent Auditors in accordance with this Section 2.2(d) (in addition to those items theretofore agreed to by Seller and Purchaser).
     (e) “Closing Net Working Assets” is the Net Working Assets of the Business as calculated from the Closing Statement of Net Assets, as finally determined in accordance with Section 2.2(d).
     (f) “Net Working Assets Adjustment” shall be determined as follows: (i) if the Closing Net Working Assets is equal to or greater than the Estimated Closing Net Working Assets, then the Net Working Assets Adjustment will be a positive amount equal to the amount of such excess; and (ii) if the Closing Net Working Assets is less than the Estimated Closing Net Working Assets, then the Net Working Assets Adjustment will be a negative amount equal to the amount of such difference.
     (g) Other than those provisions set forth in this Section 2.2 relating to the resolution of certain matters by the Independent Auditors, there is no agreement among the parties to submit disputes under this Agreement to arbitration.
     Section 2.3 Payment of Net Working Assets Adjustment.
     (a) If the Net Working Assets Adjustment is a positive amount, Purchaser will pay Seller the amount of the Net Working Assets Adjustment together with interest thereon at the rate of 7% per annum from the Closing Date through the date of payment, such payment to be made within ten days after the final determination of the Net

Working Assets Adjustment; provided, however, that, if payment is not made within such ten-day period, the applicable rate of interest rate shall be increased by 2% per month for the period from the day following such day through the date such payment is made.
     (b) If the Net Working Assets Adjustment is a negative amount, then Seller will pay to Purchaser the amount of the Net Working Assets Adjustment, together with interest thereon at the rate of 7% per annum from the Closing Date through the date of payment, such payment to be made within ten days after the final determination of the Net Working Assets Adjustment; provided, however, that, if any such payment is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such day through the date payment is made.
     Section 2.4 Allocation of Consideration.
     Within 45 days following the final determination of the Net Working Assets Adjustment, Purchaser shall deliver to Seller a proposed Schedule (the “Allocation Schedule”) allocating the purchase price (including, for purposes of this Section 2.4, the Assumed Liabilities and any other consideration paid to Seller and the Selling Subsidiaries) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. If Purchaser and Seller are unable to reach an agreement with respect to the Allocation Schedule within 30 calendar days after delivery thereof, the allocation of any disputed item or items shall be resolved within the next 30 calendar days by an independent accounting firm or valuation expert that is mutually acceptable to both parties and whose fees shall be borne equally by Purchaser and Seller. Such determination by the accounting firm or valuation expert shall be binding on the parties without further adjustment. Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Purchaser and Seller agree to act in accordance with the allocations determined hereunder for all Tax purposes and that neither of them will (or will permit its Affiliates to) take any position inconsistent therewith in any Tax Returns or similar filings (including IRS Form 8594 or any similar form required to be filed under state, local or foreign Law), any refund claim, litigation, or otherwise. Purchaser and Seller each agree to provide the other party with any additional information reasonably required to complete IRS Form 8594 (or any similar form required to be filed under state, local or foreign Law) and with completed copies of such forms.
     Section 2.5 Deposit.
     Within three (3) Business Days after the date hereof, in accordance with the Deposit Agreement (the form of which is attached as Exhibit K hereto, the “Deposit Agreement”), Purchaser will wire transfer in immediately available funds to The Bank of New York, as deposit agent (the “Deposit Agent”), an amount equal to U.S. $750,000 (such amount, together with the interest accrued thereon, the “Deposit Amount”), to be held in an interest-bearing account by the Deposit Agent and to be distributed in accordance with the terms of the Deposit Agreement. At the Closing, the Deposit Agent will wire transfer the Deposit Amount to an account designated by Purchaser in accordance with the Deposit Agreement.

ARTICLE III
THE CLOSING
     Section 3.1 Closing Date.
     Except as hereinafter provided, the closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1 S. Dearborn, Chicago, Illinois at 10:00 a.m. (local time) on July 31, 2007, or on such later date as may be mutually agreed upon by Purchaser and Seller, but in no event later than the fifth calendar day after all of the conditions precedent set forth in Article VIII and Article IX have been either satisfied or waived (such date and time being referred to herein as the “Closing Date”). The Closing shall be deemed to occur as of 11:59 p.m. (Eastern Standard Time) on the Closing Date.
     Section 3.2 Deliveries by Seller to Purchaser.
     At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:
     (a) one or more bills of sale, substantially in the form of Exhibit B, or local transfer agreements as may be necessary or desirable under applicable Law, or comparable instruments of transfer transferring to Purchaser all of the Purchased Assets, duly executed by Seller or, as applicable, a Selling Subsidiary thereof;
     (b) special warranty deeds, or comparable instruments of transfer and assignment, customary in the states where the Owned Real Properties are located with respect to the Owned Real Properties owned by Seller or any of its Subsidiaries, and otherwise in form mutually acceptable to Purchaser and Seller, duly executed by Seller or, as applicable, a Subsidiary thereof, together with all recording cover sheets, disclosure forms, certificates and affidavits as may be required by applicable law in order to record each of the applicable deeds in the state where it is recorded;
     (c) subject to receipt of all applicable lessor consents, a sublease for a portion of the Rochester Hills, Michigan facility substantially in the form of Exhibit D hereto (the “Michigan Sublease”), the size, location and configuration of which shall be mutually agreed upon by Purchaser and Seller prior to Closing, duly executed by Seller or, as applicable, a Selling Subsidiary, and an assignment of the SLP I Real Property Leases in form mutually acceptable to Seller and Purchaser (the “Mexico Assignment”), duly executed by Seller or, as applicable, a Selling Subsidiary;
     (d) duly executed instruments of assignment or transfer of the Purchased Intellectual Property, substantially in the form of Exhibit E or local assignment agreements as may be necessary or desirable under applicable Law;
     (e) the certificate referred to in Section 8.6 signed by a duly authorized officer of Seller;

     (f) the Transition Agreements, duly executed by Seller;
     (g) a certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller and each domestic Subsidiary of Seller that transfers Purchased Assets located in the United States pursuant to this Agreement;
     (h) a duly executed assignment and assumption agreement or other comparable instrument of assignment and assumption, substantially in the form of Exhibit F, evidencing assumption of the Assumed Liabilities and all other instruments or documents as shall be necessary in the reasonable judgment of Purchaser to evidence the assignment by Seller and its Subsidiaries of the Purchased Assets and the assumption by Purchaser or its Subsidiaries of the Assumed Liabilities, subject to Sections 6.5(a) and 10.5(b);
     (i) a copy of the Approval Order; and
     (j) an Alta 1992 form owner’s policy of title insurance for each parcel of Owned Real Property in an amount equal to the applicable assessed value for real estate tax purposes and otherwise in form and substance satisfactory to Purchaser issued by First American Title Insurance Company in conformity with each Commitment, subject only to Permitted Exceptions.
     Section 3.3 Deliveries by Purchaser to Seller.
     At the Closing, Purchaser shall deliver to Seller the following:
     (a) the Initial Cash Consideration;
     (b) a duly executed assignment and assumption agreement or other comparable instrument of assignment and assumption, substantially in the form of Exhibit F, evidencing assumption of the Assumed Liabilities and all other instruments or documents as shall be necessary in the reasonable judgment of Seller to evidence the assignment by Seller of the Purchased Assets and the assumption by Purchaser or its Subsidiaries of the Assumed Liabilities, subject to Sections 6.4(a) and 10.5(b);
     (c) the sublease and assignment referred to in Section 3.2(c), duly executed by Purchaser or its Subsidiaries;
     (d) the assignments referred to in Section 3.2(d), duly executed by Purchaser or Subsidiary of Purchaser;
     (e) the certificate referred to in Section 9.6 signed by a duly authorized officer of Purchaser;
     (f) the Transition Agreements, duly executed by Purchaser; and
     (g) the assumption agreement referred to in Section 10.3.

     Section 3.4 Proceedings at Closing.
     All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser as follows:
     Section 4.1 Organization and Qualification.
     Each of Seller and the Selling Subsidiaries is an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted. Each of Seller and the Selling Subsidiaries is duly licensed or qualified to conduct its business as a foreign corporation and, if applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such license or qualification.
     Section 4.2 Corporate Authorization.
     Upon entry of the Approval Order and subject to it becoming a Final Order, each of Seller and the Selling Subsidiaries will have full corporate power and authority to enter into, execute and deliver (or cause to be entered into, executed and delivered) this Agreement and each other agreement, document, instrument or certificate to be executed at the Closing by it in connection with the consummation of the transactions contemplated hereby (all such other agreements, documents, instruments and certificates required to be executed by Seller or any of the Selling Subsidiaries being hereinafter referred to, collectively, as the “Seller Closing Documents”), and to perform (or cause to be performed) Seller’s obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement has been duly authorized by all requisite corporate action on the part of Seller and the execution, delivery and performance by Seller or its Subsidiaries of each of the Seller Closing Documents will be duly authorized by all requisite corporate action on the part of Seller or such Subsidiaries, as applicable, prior to Closing.
     Section 4.3 Consents and Approvals.
     Except as set forth in Schedule 4.3, and after giving effect to the entry of the Approval Order and subject to it becoming a Final Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or the Selling Subsidiaries in connection with the execution and delivery of this Agreement or the Seller Closing Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Seller and its Subsidiaries with any of the provisions hereof or thereof.
     Section 4.4 Non-Contravention.
     Upon entry of the Approval Order and subject to it becoming a Final Order, none of the execution and delivery by Seller of this Agreement and the Seller Closing Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Seller and its Subsidiaries with any of the provisions hereof or thereof will, subject to the receipt of the consents identified on Schedule 4.3, (i) result in the breach of any provision of the certificate or articles of incorporation, bylaws or similar organizational documents of Seller; (ii) violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of consent, cancellation, termination, vesting or acceleration or right to increase the obligations or otherwise modify the terms under any Material Business Contract; or (iii) constitute a violation of any Law applicable to Seller or any of its Affiliates, except in the case of clause (ii) and (iii), for minor violations none of which are material individually or in the aggregate.
     Section 4.5 Binding Effect.
     Upon entry of the Approval Order and subject to it becoming a Final Order, this Agreement constitutes and, when executed and delivered at the Closing, each of the Seller Closing Documents will constitute, a valid and legally binding obligation of Seller or such of its Subsidiaries as is party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     Section 4.6 Financial Statements.
     Schedule 4.6 contains true and correct copies of the unaudited statement of net assets (the “Statement of Net Assets”) of the Business, as of December 31, 2006, and the unaudited statement of operating results of the Business for the year ended December 31, 2006 (collectively, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with Modified GAAP. The Financial Statements were prepared on the basis of the books and records of the Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial condition of the Business as of the dates thereof and the results of its operations for each of the periods then ended in conformity with Modified GAAP.
     Section 4.7 Taxes.
     Except as set forth on Schedule 4.7:
     (a) all Tax Returns required to be filed by or with respect to the Business have been timely filed (taking into account extensions) and all such Tax Returns are complete and accurate and disclose all taxes required to be paid in respect of such Tax Returns;

     (b) all Taxes shown to be due on such Tax Returns (or payable pursuant to any assessments with respect to such Tax Returns) have been or will be timely paid, except for any payments by the Debtors which have been stayed by the filing of the Cases under Section 362 of the Bankruptcy Code;
     (c) there is no action, suit, investigation, audit, claim or assessment pending with respect to Taxes of the Business, except for claims being pursued against the Debtors in the Cases, and to Seller’s Knowledge, no basis for any such claim exists;
     (d) none of Seller or any of the Selling Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, except for routine extensions of the time to file income Tax Returns;
     (e) none of Seller or any of the Selling Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business, which waiver is currently in effect;
     (f) all monies required to be withheld by Seller or any of its Subsidiaries (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business;
     (g) none of the Purchased Assets is properly treated as owned by persons other than Seller or the Selling Subsidiaries for income Tax purposes;
     (h) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and
     (i) no transferor of a United States real property interest contemplated by this Agreement is a “foreign person” for purposes of Section 1445 of the Code.
     Section 4.8 Real Property.
     Except for the filing of the Cases, after giving effect to the entry of the Approval Order and subject to it becoming a Final Order:
     (a) Schedule 15.102 contains a legal description and address of each parcel of Owned Real Property . To the Knowledge of Seller, there are no options held by Seller or the Selling Subsidiary to acquire any real property for use with respect to the Business. Seller, or a Selling Subsidiary, has good and marketable title to each of the Owned Real Properties, free and clear of all Liens except Permitted Exceptions. Each of the Owned Real Properties (i) has legal and actual access to publicly dedicated streets whether adjacent or connected by valid easements thereto, subject to Permitted Exceptions, and (ii) has public utilities, including water, sewer, gas, electric, telephone and drainage facilities that are adequate to conduct the Business thereon as is currently being conducted. To the Knowledge of Seller, complete and correct copies of any engineering plans and specifications, reports or studies of the physical condition of the Owned Real Property, title opinions, surveys and appraisals in Seller’s or the Selling Subsidiaries’ possession or any policies of title insurance currently in force and in the possession of Seller or the Selling Subsidiaries with respect to each parcel of Owned Real Property have heretofore been delivered by Seller to Purchaser.
     (b) Schedule 15.126 contains a brief description of each Real Property Lease. To the Knowledge of Seller, there are no leases pursuant to which Seller, or its applicable Selling Subsidiary, is lessor of any of the Owned Real Property. To the Knowledge of Seller, Seller, or the applicable Selling Subsidiary, has valid leasehold estates in each of the Leased Real Properties.
     (c) Except for the Permitted Exceptions, the Michigan Sublease and as otherwise set forth on Schedule 4.8(c), none of the Owned Real Properties, nor to the Knowledge of Seller, the Leased Real Properties, is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof. To the Knowledge of Seller, complete and correct copies of any engineering plans and specifications, reports or studies of the physical condition of the Leased Real Property, title opinions, surveys and appraisals in Seller’s or the Selling Subsidiary’s possession or any policies of title insurance currently in force and in the possession of Seller, or the Selling Subsidiary, with respect to each parcel of Leased Real Property have heretofore been delivered by Seller to Purchaser.
     (d) To the Knowledge of Seller, Seller has furnished to Purchaser complete and accurate copies of the Real Property Leases.
     (e) Each Real Property Lease is in full force and effect and is valid and enforceable against Seller or its applicable Subsidiary and the lessor in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law), and there is no current default which cannot be cured under Section 365 of the Bankruptcy Code.
     (f) To the Knowledge of Seller, (i) Seller or its Subsidiaries have all Permits of any Governmental Body necessary for the current use and operation by Seller or its Subsidiaries of each Owned Real Property and Leased Real Property, and (ii) no default or violation by Seller or any of its Subsidiaries has occurred in the due observance of any such Permit.
     (g) There are no actions or proceedings pending, or to the Knowledge of Seller, threatened or contemplated against or relating to the ownership, use, possession or operation of the Owned Real Property, including, without limitation, actions for condemnation of all or any part thereof or other taking by any Governmental Body.

     (h) To the Knowledge of Seller, the present improvements located on and the present use of the Real Property do not violate any building code, subdivision, entitlement, zoning, or similar land use law, regulation, ordinance, permit or order.
     (i) To the Knowledge of Seller, there are no plans or proposals for changes in road grade, access or other municipal improvements which would affect the Real Property or result in any special tax or assessment against it.
     Section 4.9 Tangible Personal Property.
     Except as would not reasonably be expected to have a Material Adverse Effect, after giving effect to the entry of the Approval Order and subject to it becoming a Final Order:
     (a) Each lease of personal property (i) included in the Purchased Assets requiring lease payments equal to or exceeding U.S. $60,000 per annum, or (ii) the loss of which would have a Material Adverse Effect (collectively, the “Personal Property Leases”) is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law), and there is no default under any Personal Property Lease either by Seller or its Subsidiaries or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Seller or its Subsidiaries thereunder which cannot be cured under Section 365 of the Bankruptcy Code.
     (b) Seller or one of its Subsidiaries has good and valid title to each item of owned Purchased Equipment, free and clear of any and all Liens other than Permitted Exceptions or Liens under the Seller Financing.
     Section 4.10 Intellectual Property.
     (a) Schedule 4.10(a)(i) sets forth a true and complete list of all Registered Intellectual Property owned by Seller or the Selling Subsidiaries that is exclusively related to the Business, indicating for each item of such Registered Intellectual Property, the registration or application number and the applicable filing jurisdiction. Schedule 4.10(a)(ii) sets forth a true and complete list of all Licensed Intellectual Property (other than the Excluded Intellectual Property). Seller and its Selling Subsidiaries exclusively own (beneficially, and of record where applicable) all Purchased Intellectual Property, free and clear of all Liens other than Permitted Exceptions and Liens under the Seller Financing. To the Knowledge of Seller, the Purchased Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Seller’s or its Selling Subsidiaries’ use thereof or its rights thereto. To the Knowledge of Seller, no Person is infringing, violating or has misappropriated any Purchased Intellectual Property.
     (b) To the Knowledge of Seller, each Intellectual Property Contract included in the Purchased Assets is legal, valid, binding and enforceable against the other party, and is in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law). No claim has been threatened or asserted that Seller or any other Person has breached any Intellectual Property Contract. There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a material breach or default by Seller or, to the Knowledge of Seller, any other Person, under any Intellectual Property Contract.
     (c) To the Knowledge of Seller, there is no litigation, opposition, cancellation, proceeding, or claim pending, asserted or threatened in writing against Seller or its Selling Subsidiaries, or any other Person, concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Purchased Intellectual Property or rights licensed to Seller or its Selling Subsidiaries in such Intellectual Property Contract.
     (d) To the Knowledge of Seller, the conduct of the Business by Seller and its Selling Subsidiaries, including their ownership, manufacture, use, operation and sale of Purchased Assets, does not violate as of the date of this Agreement and has not during the five years immediately preceding the date of this Agreement violated any Intellectual Property rights of any Person.
     (e) [Intentionally omitted.]
     (f) Seller and its Subsidiaries have sufficient rights to assert or use all Intellectual Property Related to the Business as conducted immediately prior to Closing. For the avoidance of doubt, following the Closing, the conduct of the Business as conducted immediately prior to Closing will not infringe, misappropriate or violate any Intellectual Property rights: (i) acquired by Orhan Holding, A.S., or its Affiliates pursuant to the Agreement to Purchase Assets and Stock by and between Orhan Holding, A.S. and Seller; or (ii) of Seller and its Subsidiaries.
     (g) The IT Assets operate and perform in all material respects in accordance with its documentation and functional specifications and otherwise as required by Seller in connection with the Business. Seller has not incorporated into the IT Assets any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise significantly and adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of Seller, none of the IT Assets is subject to or distributed under any license that (A) would require the distribution of source code with the asset or require source code to be made available when such is distributed to any third party or (B) would restrict or impair in any way Purchaser’s ability to license IT Assets pursuant to terms of Purchaser’s choosing.
     (h) Seller has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets that are owned, used or held for use by Seller and its Selling Subsidiaries and exclusively related to the Business, and to the

Knowledge of Seller, such Trade Secrets have not been used by, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements and those agreements have not been breached. To the Knowledge of Seller, as of the date of this Agreement, none of the current employees of Seller and its Subsidiaries has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller or its Selling Subsidiaries in the operation of the Business, which Patents or applications have not been assigned to Seller or its Selling Subsidiaries. To the Knowledge of Seller, the performance by the employees of Seller and its Selling Subsidiaries of their employment activities in respect of the development of the IT Assets does not violate any third party’s Intellectual Property rights or such employee’s contractual obligations to any third person.
     Section 4.11 Contracts.
     (a) Schedule 4.11(a) sets forth a true, complete and correct list, as of the date hereof, of each of the following Debtor Contracts and Non-Debtor Contracts (collectively, the “Material Business Contracts”):
     (i) any Debtor Contract or Non-Debtor Contract not made in the ordinary course of business involving annual payments in excess of $10,000;
     (ii) any Debtor Contract or Non-Debtor Contract or binding commitment for, or setting forth any of the terms or conditions relating to, the employment or termination of employment of any officer or non-temporary employee of Seller or the Selling Subsidiaries whose basic annual compensation (excluding bonus or commission) is in excess of U.S. $50,000;
     (iii) any franchise, distributorship or sales agency agreement of Seller or any of the Selling Subsidiaries that involves annual payments in excess of U.S. $200,000;
     (iv) any Debtor Contract or Non-Debtor Contract for the purchase, or the sale, supply or provision, of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable without penalty within a period of 60 calendar days and involving annual payments in excess of U.S. $150,000;
     (v) any agreement for the purchase or sale of any assets of Seller or the Selling Subsidiaries, to the extent Related to the Business, other than in the ordinary course of business involving an amount in excess of U.S. $10,000;
     (vi) any Debtor Contract or Non-Debtor Contract limiting the freedom of Seller or the Selling Subsidiaries to engage in any line of business or to compete with any Person;

     (vii) any commitment of Seller or the Selling Subsidiaries to make any capital expenditure or to purchase a capital asset Related to the Business in excess of U.S. $50,000;
     (viii) any Debtor Contract or Non-Debtor Contract for the creation or formation of a joint venture, partnership or limited liability company;
     (ix) any Debtor Contract or Non-Debtor Contract relating to any indebtedness for borrowed money, guaranty, surety, line of credit or other loan or financing arrangement involving an amount in excess of U.S. $10,000;
     (x) any Debtor Contract or Non-Debtor Contract that is a collective bargaining agreement or other contract with any labor organization relating or applying to the Business or any Business Employee, including the Assumed Collective Bargaining Agreements;
     (xi) any Debtor Contract or Non-Debtor Contract (other than a collective bargaining agreement with a labor organization) setting forth terms and conditions of employment, or separation from employment, of any Business Employee or any other current or former employee employed in connection with the Business;
     (xii) any Debtor Contract or Non-Debtor Contract with any individual Person or Persons for the performance of any services by any such Person relating to the Business involving annual payments in excess of $10,000; or
     (xiii) any Debtor Contract or Non-Debtor Contract under which Seller or Selling Subsidiary is obligated or is a party to any option, right of first refusal or other contractual right to sell, lease or dispose of the Purchased Assets or any portion thereof or interest therein.
     True and correct copies of the Material Business Contracts have been delivered to or made available to Purchaser.
     (b) To the Knowledge of Seller, (x) each Material Business Contract is in full force and effect and constitutes as of the date hereof the valid and legally binding obligation of each party thereto, enforceable against Seller and the other parties thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law) and (y) there are no defaults under the Material Business Contracts which cannot be cured under Section 365 of the Bankruptcy Code. Seller has made available to Purchaser true and correct copies of the Material Business Contracts.
     (c) Schedule 4.11(c) constitutes a complete list of all of the Contracts Related to the Business (including subcontracts at any tier to the extent known by Seller) entered into or being performed by the Selling Subsidiaries with the United States Government, the government of any state or any political subdivision thereof, and any division, agency or instrumentality of the United States or of any state (hereinafter, the “Government Contracts.”).
     (d) To the Knowledge of Seller, there are no facts with respect to the Government Contracts that could give rise to liability under the False Claims Act or any other civil or criminal statute.
     (e) To the Knowledge of Seller, except as described in Schedule 4.11(e), there are no outstanding claims relating to the Government Contracts that have been brought by the United States Government, the government of any state or any political subdivision thereof, or any division, agency or instrumentality of the United States or of any state, or by any prime contractor, any higher-tier subcontractor or any third party which would reasonably be expected to have a Material Adverse Effect.
     Section 4.12 Employee Benefits.
     (a) Schedule 4.12(a) contains a complete and accurate list of each Business Employee Benefit Plan. Seller has made available to Purchaser, to the extent applicable to any such Business Employee Benefit Plan, (i) a true and complete copy of the plan document (including all amendments and modifications thereto) and all related trust agreements, insurance contacts and other funding arrangements, (ii) the most recently filed United States Department of Labor Form 5500 series and all Schedules thereto, (iii) the current summary plan description and all summary material modifications thereto as applicable, and (iv) to the extent applicable, the most recent determination letter with respect to each Business Employee Benefit Plan.
     (b) Each Assumed Benefit Plan has been maintained, operated and administered in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Law.
     (c) Each Assumed Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service.
     (d) Except as set forth in Schedule 4.12(d), there is no audit or investigation pending (other than routine qualification or registration determination filings) with respect to any Assumed Benefit Plan before the U.S. Internal Revenue Service, the U.S. Department of Labor or any Governmental Authority and no such audit or investigation has been threatened in writing.
     (e) Other than claims by common law employees for benefits received in the ordinary course under an Assumed Benefit Plan, neither Seller nor any of its Affiliates has received written notice of any pending or threatened claim under any Assumed Benefit Plan.

     (f) With respect to any Business Employee Benefit Plan, all contributions, premiums, expenses and other payments required to be made by Seller or otherwise attributable to periods, services performed or compensation paid on or before the Closing Date have been made or will be timely made by Seller. For each Seller Employee Benefit Plan subject to the minimum funding requirements of ERISA and Section 412 of the Code, all contributions required to satisfy ERISA’s minimum funding requirements have been made and no liens have been imposed pursuant to Section 412(m) of the Code.
     (g) No Seller Employee Benefit Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA, and neither Seller nor any of its Affiliates is obligated to make contributions to a multiemployer pension plan on behalf of any Business Employee, except as described in Schedule 4.12(g). Neither Seller nor any of its Affiliates has incurred a complete withdrawal as this term is defined in Section 4203 of ERISA or a partial withdrawal as defined in ERISA Section 4205 from any such multiemployer pension plan. To the Knowledge of Seller, no such multiemployer pension plan is not in reorganization status under ERISA Section 4241.
     (h) No Seller Employee Benefit Plan that is a defined benefit pension plan subject to Title IV of ERISA has been terminated during the six year period ending on the Closing Date, and neither Seller nor any of its Affiliates has incurred liability under Section 4062 of ERISA.
     (i) Neither Seller nor any of its Affiliates is a party to or bound by any employment, compensation, commission, bonus, benefit, retention, severance, separation, confidentiality, nonsolicitation, noncompetition or other Contract with or for the benefit of any current or former Business Employee, with the exception of the Retention Agreements or as described in Schedule 4.12(i).
     (j) Except as listed in Schedule 4.12(j), no Business Employee Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(i) of ERISA provides for benefits to or on behalf of any retired or other former Business Employee or dependent or beneficiary thereof except as required by Section 601 et. seq. of ERISA.
     Section 4.13 Employee and Labor Matters.
     (a) Schedule 4.13(a) contains a true and complete list of all Business Employees as of the date hereof and as of the Closing Date, and accurately and completely sets forth for each such Business Employee the following: (i) name, (ii) title or position (including whether full or part time), (iii) name of employer, (iv) location of employment (e.g., plant, city and state), (v) leave status (including date leave commenced, nature of leave (e.g., medical, military) and anticipated return date), (vi) whether the employee is represented by a labor organization; and (vii) if not represented by a labor union, whether the employee is paid on a salaried or hourly basis.
     (b) Schedule 4.13(b) contains a true and complete list of each current or former Business Employee, and every other current or former employee of the Seller or any of its Affiliates who is or was employed at any of the Seller Business Facilities, in each case: (x) whose employment has terminated (voluntarily or involuntarily) or who has been laid off within 6 months prior to the Closing Date, including the date of such termination or layoff and an indication of the reason therefore (e.g., voluntary resignation, retirement, for cause, reduction in force); (y) whose hours of work have been materially reduced within 6 months prior to the Closing Date, including the date of any such reduction; or (z) who is otherwise on layoff as of the Closing Date and the date of such layoff, and accurately and completely sets forth for each such Person the following: (i) name, (ii) name of employer, (iii) location of employment (e.g., plant, city and state), and (iv) whether the employee is or was represented by a labor organization.
     (c) Except as provided in Schedule 4.13(c), each Business Employee employed in the United States is employed at will and may terminate his or her employment with Seller or its Affiliates or be terminated from such employment at any time for any or no reason with or without prior notice, except for any rights, of Business Employees in the State of Michigan under Michigan common law to enforce handbook representations, if any, and except, in the case of Union Business Employees, as otherwise provided in the Assumed Collective Bargaining Agreements.
     (d) Except as provided in Schedule 4.13(d), none of the Business Employees is employed outside of the United States or Mexico.
     (e) All Persons engaged in connection with the Business and classified or treated by the Seller or any of its Affiliates as independent contractors or otherwise as non-employees satisfy and have satisfied all applicable Laws, in each case in all material respects, to be so classified or treated, and the Seller and each of its Affiliates have fully and accurately reported their compensation of any kind on IRS Forms 1099 or as otherwise required by Law.
     (f) Except as provided in Schedule 4.13(f), neither the Seller nor any of its Affiliates: (i) sells or otherwise provides, or since May 31, 2006 has sold or otherwise provided, any Governmental Body with any product or service relating to the Business; or (ii) is or since May 31, 2006 has been a government contractor for purposes of any Law with respect to the terms and conditions of employment of any Business Employee at any Seller Business Facility or any other current or former employees employed in connection with the Business at any Seller Business Facility. The Seller is and has been subject to affirmative action obligations under Laws, including Executive Order 11246, with respect to the Seller Business Facilities and Business Employees employed in connection with the Business at the Seller Business Facilities under affirmative action compliance programs applicable to the Seller’s entire U.S. workforce.
     (g) Set forth on Schedule 4.13(g) is a true and correct list, as of the date hereof, and as of the Closing Date: (i) of each labor or collective bargaining agreement or other agreement or understanding with any labor organization, to which Seller or any of its Subsidiaries is a party or by which any of them is bound with respect to the Business or any of the Business Employees, including the Assumed Collective Bargaining Agreements (and the term of the Columbia City Assumed Collective Bargaining Agreement has been validly extended until February 12, 2008, with no other changes to the provisions thereof, by agreement of the parties thereto, subject to a ratification vote by the relevant bargaining unit employees to be obtained prior to the Closing Date), and (ii) of each arbitration award to which Seller or any of its Subsidiaries is a party or by which any of them is bound with respect to the Business or any of the Transferred Employees, including pursuant to any of the Assumed Collective Bargaining Agreements.
     (h) Except as set forth in Schedule 4.13(h): (i) no labor organization represents, or has made a demand against Seller or any of its Subsidiaries for recognition with respect to representation of, any Business Employees or group of Business Employees; (ii) there are no, and have not been any, representation or decertification proceedings or written petitions seeking a representation or decertification proceeding involving any Business Employees pending against Seller or any of its Subsidiaries or, to the Knowledge of Seller, threatened in writing to be brought or filed against Seller or any of its Subsidiaries with the United States National Labor Relations Board or any other Governmental Body; (iii) neither Seller nor any of its Subsidiaries is or has been negotiating, or has been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor organization with respect to any of the Business Employees, other than requests by the UAW to negotiate an extension of, or a successor agreement to, one or more of the Assumed Collective Bargaining Agreements following the Scheduled expiration thereof and other than requests by such UAW entities for “effects bargaining” in connection with the transactions contemplated by this Agreement; and (iv) to the Knowledge of Seller, there is currently no, and there has not within the past twenty-four (24) months been any, organizing activity involving any Business Employees pending or threatened by any labor organization, any of the Business Employees or any other Person acting on behalf of or for the benefit of any of them.
     (i) Except as set forth in Schedule 4.13(i) and solely with respect to the Business, there are not as of the date hereof and as of the Closing Date, and there have not been at any time during the one (1) year before the Closing Date, any (i) strikes, work stoppages, slowdowns or lockouts, interruptions of work, or picketing, (ii) grievances, arbitrations or other material labor disputes, or (iii) unfair labor practice charges, or complaints, in each case pending or threatened by or on behalf of any Business Employees, any labor organization or any other Person involving the Business or any Business Employees.
     (j) Except as set forth in Schedule 4.13(j), neither Seller nor any of its Affiliates has entirely or partially closed or ceased operations at, or reduced the workforce at, any facility, location or other site of employment of the Seller or any of its Affiliates relating to the Business within one (1) year prior to the Closing Date.
     (k) Seller and its Affiliates have complied in all material respects with all Laws which relate to employment of the Business Employees, including all Laws which relate to wages, hours, discrimination in employment, equal employment opportunity, immigration, leaves, reasonable accommodations, occupational safety and health, confidentiality, labor relations and collective bargaining, facility closures and layoffs

(including the WARN Act), and are not liable for any material arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.
     Section 4.14 Litigation.
     (a) As of the date hereof and except for the filing of the Cases, there is no material Legal Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller or any of the Selling Subsidiaries that challenges, or questions the validity of, this Agreement or any Seller Closing Document before any Governmental Body or any action taken or to be taken by Seller and its Subsidiaries in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.14 hereof, neither Seller nor any of its Subsidiaries has been charged with, nor to the Knowledge of Seller, is Seller or any of its Subsidiaries under investigation with respect to, any violation of any provision of any Law with respect to the Purchased Assets that is applicable and material to the operation of the Business.
     (b) Except for the filing of the Cases, Schedule 4.14 sets forth a true and correct list, as of the date thereof, of all material pending or, to the Knowledge of Seller, threatened Legal Proceedings Related to the Business or related to the Purchased Assets.
     Section 4.15 Compliance with Laws.
     Except with respect to Environmental matters which are addressed in Section 4.16, employment matters which are addressed in Sections 4.12 and 4.13, and Real Property matters which are addressed in Section 4.8, with respect to the Business conducted by it and the Selling Subsidiaries, Seller and each Selling Subsidiary is in material compliance with all applicable Laws and all decrees, orders, judgments and Permits of or from Governmental Bodies except as set forth in Schedule 4.15.
     Section 4.16 Environmental Matters.
     (a) Seller has provided Purchaser copies of all:
     (i) written notices of a currently pending charge, action, hearing, investigation, claim, demand or notice having been filed or commenced against Seller or any of its Subsidiaries alleging any failure of the Business to comply with, or asserting liability under any Environmental Law concerning (i) the release or threatened release of hazardous material, (ii) pollution or (iii) protection of the Environment;
     (ii) all Permits held by Seller or its Subsidiaries in connection with the Business and related to any Environmental Law; and
     (iii) all environmental reports, which are listed on Schedule 4.16(a).

     (b) With respect to the Business:
     (i) to the Seller’s Knowledge, none of the Owned Real Property or the Leased Real Property is or has been operated in material violation of any Environmental Law;
     (ii) (A) Neither Seller nor any of its Subsidiaries has, with respect to the Business, transported or disposed, or to Seller’s Knowledge, allowed or arranged for any third parties to transport or dispose of any Hazardous Material or other waste to or at a site which, pursuant to CERCLA or any applicable state law or national or international law equivalent, is undergoing cleanup or has been placed on the National Priorities List, or its state, national or international equivalent; (B) Seller and its Subsidiaries possess all environmental Permits necessary for the operation of the Business as currently conducted and are in compliance with the terms and conditions of such Permits and with applicable Environmental Laws; (C) Seller and its Subsidiaries have not submitted and were not required to submit any notice pursuant to Section 103(c) of CERCLA (or any similar notice under equivalent or similar international law or national law requirements) and have not received a request for information under Section 104(e) of CERCLA (or under equivalent or similar international law or national law) and there have been no spills or releases of Hazardous Materials at any Owned Real Property or Leased Real Property that could give rise to any material liability on the part of the Business under any Environmental Law; and (D) Seller has not undertaken, or been ordered, directed or enjoined to undertake any response or remedial actions or clean-up actions of any kind by any Governmental Body at any Owned Real Property or Leased Real Property.
     (iii) (A) None of the products manufactured by the Business contain, or at any time have contained, any asbestos or asbestos-containing material; (B) no asbestos-containing material was used by Seller or its Subsidiaries or, to Seller’s Knowledge, by any predecessor at any Owned or Leased Real Property, in connection with the production of any product manufactured by the Business; (C) there have been no claims, demands or proceedings alleging exposure to asbestos or asbestos-containing material either in any product sold by the Business or at any Owned Real Property or Leased Real Property relating to the operations of the Business; and (D) to Seller’s Knowledge, any asbestos or asbestos-containing material present in any Owned Real Property or in any Leased Real Property is in good condition (is not in friable form) and is and has been properly managed by Seller under applicable Environmental Laws.
     Section 4.17 Ownership of Necessary Assets and Rights.
     Except for the (a) Excluded Assets, (b) the Intellectual Property covered by Section 7.6, (c) those assets and services to be provided pursuant to the terms of the Transition Agreements, and (d) those assets and services listed on Schedule 4.17, the Purchased Assets on the Closing Date are in all material respects sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

     Section 4.18 Brokers.
     Except for Miller Buckfire & Co., LLC, (a) no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or any of its Subsidiaries in connection with the negotiations relating to the transactions contemplated hereby and no (b) Person is entitled to any fee or commission or like payment in respect thereof from Purchaser based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or any of its Subsidiaries. Seller is solely responsible for the fees and expenses of Miller Buckfire & Co., LLC, payable in connection with the transactions contemplated hereby.
     Section 4.19 Permits.
     (a) Schedule 4.19(a) to this Agreement lists all material Permits related to the Purchased Assets or to the current use of the Purchased Assets that Seller or its Subsidiaries has obtained from any Governmental Body. Except as set forth in Schedule 4.19(a) and with respect to Environmental Matters which are addressed solely in Section 4.16, to the Knowledge of Seller, (i) all such material Permits are validly existing authorizations, (ii) Seller and the Selling Subsidiaries have all Permits necessary for the operation of the Business and the Purchased Assets as currently operated, (iii) there is no default or violation, in each case, in any material respect, by Seller or any of the Selling Subsidiaries under any such Permit, and (iv) there is no action pending, nor threatened, before any Governmental Body to revoke, refuse to renew, suspend or modify any of the Permits, or any action which is reasonably likely to result in the denial of any pending applications of Seller. Except as set forth in Schedule 4.19(a), Seller has not received notice from any Governmental Authority to the effect that any additional Permits are required for such operation.
     (b) To the Knowledge of Seller, neither Seller nor the Selling Subsidiaries, nor any director, officer, employee, agent, representative, or consultant acting on behalf of Seller or the Selling Subsidiaries has, with respect to the Business, since May 31, 2006 (i) exported, re-exported or transferred, via any means, any technology, software or hardware subject to the U.S. Export Administration Regulations (“EAR”), via a direct export or via provision to a non-U.S. person (including any Business Employees located in the U.S. or abroad); or exported, re-exported, transferred via any means, or temporarily imported a defense article, including technical data, software and hardware, or provided a defense service to a non-U.S. person, subject to International Traffic in Arms Regulations (“ITAR”), via a direct export or via provision to a non-U.S. person (including any Business Employees located in the U.S. or abroad) except as pursuant to a valid license or other authorization, for such importation, exportation, or re-exportation, or for such provision of services, or pursuant to a valid exception or exemption from the requirement for such a license, agreement or re-export authorization, or (ii) violated or is in violation of any provision of the U.S. Export Administration Act, the EAR, the Arms Export Control Act, or the ITAR.
     Section 4.20 [Intentionally omitted].

     Section 4.21 No Undisclosed Liabilities.
     Except as set forth in Schedule 4.21, Seller is not subject, with respect to the Business, to any Liability of the type required to be disclosed on the Statement of Net Assets which is not shown in the Statement of Net Assets, other than (i) Liabilities of the same nature as those set forth in the Statement of Net Assets and incurred in the ordinary course of the Business after December 31, 2006 or (ii) other Liabilities that, in the case of clause (i) and clause (ii), are not reasonably expected to have a Material Adverse Effect, either individually or in the aggregate.
     Section 4.22 Accounts Receivable; Inventories.
     (a) To the Knowledge of Seller, all accounts receivable of Seller and the Selling Subsidiaries with respect to the Business have arisen from bona fide transactions by Seller and the Selling Subsidiaries in the ordinary course of the Business.
     (b) To the Knowledge of Seller, the inventories of Seller and the Selling Subsidiaries with respect to the Business (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition and (ii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, are of a quality and quantity useable in the ordinary course of business, subject in each case to applicable reserves. Schedule 4.22(b) sets forth a list of locations other than the Owned Real Property and Leased Real Property where material inventories of the Business were located as of May 1, 2007.
     Section 4.23 Customers and Suppliers.
     Schedule 4.23 sets forth (i) a list of names of the ten largest customers and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of Seller in respect of the Business during the year ended December 31, 2006.
     Section 4.24 Warranties; Product Defects.
     (a) Schedule 4.24(a) sets forth a summary of the warranty expense incurred by Seller and its Subsidiaries with respect to the Business during each of its last three fiscal years and from January 1, 2007 through April 30, 2007. To the Knowledge of Seller, no material liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by Seller and its Subsidiaries in connection with the Business at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Statement of Net Assets.
     (b) Schedule 4.24(b) sets forth a list of all (i) Products which have been recalled, withdrawn or suspended (other than (x) Products discontinued or suspended in the ordinary course of business or by reason of business decisions made without regard to (1) concerns as to design or other inherent defect or risk to the safety of the users thereof or (2) concerns of any Governmental Body and (y) isolated instances with respect to particular product units which are not representative of an entire product category) since January 1, 2004, and (ii) proceedings pending against Seller and its Subsidiaries at any time since January 1, 2004 (whether such proceeding have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any Products or seeking to enjoin Seller from engaging in activities pertaining to any Products.
     Section 4.25 Disclaimers of Seller.
     EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSITION AGREEMENT, (A) SELLER EXCLUDES AND DISCLAIMS ALL WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE BUSINESS OR THE PURCHASED ASSETS, (B) SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONFIDENTIAL INFORMATION MEMORANDUM, FINANCIAL SUPPLEMENT, PRESENTATIONS, REPORTS, OR ANY FINANCIAL FORECASTS OR PROJECTIONS OR OTHER INFORMATION FURNISHED BY SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, (C) SELLER UNDERTAKES NO LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT HERETO (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) AND IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE; (D) SELLER SHALL NOT BE LIABLE FOR, AND PURCHASER ASSUMES LIABILITY FOR, ALL PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH ITS INVESTIGATION AND EXAMINATION OF THE PURCHASED ASSETS, THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE PURCHASED ASSETS AFTER THE CLOSING DATE, WHETHER SUCH PURCHASED ASSETS ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS, AND (E) PURCHASER ACKNOWLEDGES THAT EXCEPT AS PROVIDED IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND PURCHASER IS PURCHASING AND ACQUIRING SUCH PURCHASED ASSETS ON THAT BASIS PURSUANT TO PURCHASER’S OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH PURCHASED ASSETS TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.
     Section 4.26 No Material Misstatements.
     To Seller’s Knowledge, this Agreement does not, and, when executed and delivered at the Closing, the other Operative Documents to which such Seller is a party and the documents or instruments listed under Section 3.2 relating to such Seller will not, contain any material misstatement of fact, or omit to state any material fact necessary to make statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.27 No Other Representations or Warranties.
     Except for the representations and warranties contained in this Article IV, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Closing Document, the transactions contemplated hereby or the Business, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing and notwithstanding any statements or agreements made by Seller in the letter agreement between Seller and Plante & Moran, PLLC dated May 18, 2007.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller that, except as set forth in the Schedules hereto:
     Section 5.1 Organization and Qualification.
     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted.
     Section 5.2 Corporate Authorization.
     Purchaser has full limited liability company power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed at the Closing by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (all of such agreements, documents, instruments and certificates required to be executed by Purchaser and any of its Subsidiaries being hereinafter referred to, collectively, as the “Purchaser Closing Documents”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and by Purchaser of each Purchaser Closing Document has been duly authorized by all requisite limited liability company action on the part of Purchaser.
     Section 5.3 Consents and Approvals.
     Except as set forth in Schedule 5.3, upon entry of the Approval Order and subject to it becoming a Final Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Closing Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Purchaser with any of the provisions hereof or thereof.

     Section 5.4 Non-Contravention.
     Upon entry of the Approval Order and subject to it becoming a Final Order, none of the execution and delivery by Purchaser of this Agreement and Purchaser Closing Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will (a) result in the breach of any provision of the certificate of incorporation, limited liability company agreement or similar organizational documents of Purchaser or (b) violate, result in the breach of, or constitute a default under any Order by which Purchaser or any of their properties or assets is bound or subject.
     Section 5.5 Binding Effect.
     This Agreement constitutes and, when executed and delivered at the Closing, each of the Purchaser Closing Documents will constitute, a valid and legally binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     Section 5.6 Litigation.
     As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser that challenges, or questions the validity of, this Agreement, the Purchaser Closing Documents or any action taken or to be taken by Purchaser in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.
     Section 5.7 Financing.
     Purchaser has, and will have on the Closing Date, and knows of no circumstance or condition that would reasonably be expected to prevent the availability at the Closing of, sufficient funds to consummate the transactions contemplated by this Agreement. Purchaser has not incurred any commitment, restriction or Liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its available resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Transition Agreements.
     Section 5.8 Brokers.
     Except for Bay Tree Advisors, (“Purchaser Financial Advisor”), (a) no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser or any of its Affiliates in connection with the negotiations relating to or the transactions contemplated hereby and (b) no Person is entitled to any fee or commission or like payment in respect thereof from Seller or any of its Subsidiaries based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any of its Affiliates. Purchaser is solely responsible for all fees and expenses of Purchaser Financial Advisor payable in connection with the transactions contemplated hereby.

     Section 5.9 No Inducement or Reliance; Independent Assessment.
     (a) With respect to the Purchased Assets, the Business or any other rights or obligations to be transferred hereunder or under the Transition Agreements or pursuant hereto or thereto, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller representing or purporting to represent Seller that are not expressly set forth herein or in the Transition Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Information Memorandum prepared by Miller Buckfire & Co., LLC relating to the Business or, except as expressly provided in this Agreement any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.
     (b) Purchaser acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Purchaser acknowledges that, except as explicitly set forth herein, neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Purchaser in connection with Purchaser’s review of the Business and the negotiation and the execution of this Agreement.
     (c) Purchaser is not purchasing the Purchased Assets for resale and has not entered into negotiations to, and has no plan or intent to, sell any of the Purchased Assets outside the ordinary course of business.
ARTICLE VI
COVENANTS OF SELLER
     From and after the date hereof and until the Closing (except with respect to Section 6.6, Section 6.9 and Section 6.12, which shall survive the Closing in accordance with their respective terms), Seller hereby covenants and agrees that:
     Section 6.1 Access/Survey.
     Seller shall, and shall cause its Subsidiaries to, afford to representatives of Purchaser reasonable access to management of the Business to answer Purchaser’s questions concerning the business operations and affairs of the Business, corporate records, books of accounts, Debtor Contracts, Non-Debtor Contracts, financial statements and all other documents (excluding confidential portions of personnel and medical records) Related to the Business reasonably requested by Purchaser and shall permit Purchaser and its representatives reasonable access to the Owned Real Property and the Leased Real Property (but excluding the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation); provided, however, that in each case, such access shall be given at reasonable times and upon reasonable prior notice and without undue interruption to Seller’s business or personnel as approved by Seller. All requests for access shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and access thereunder. In the event that Purchaser desires to order Surveys, Purchaser and its representatives shall have access to the Real Property to the extent necessary to complete the Surveys and Purchaser agrees to indemnify Seller and the Selling Subsidiaries for any injuries, damages or liens resulting from Purchaser or its representatives presence on the Real Property.
     Section 6.2 Conduct of Business.
     Unless otherwise ordered by the Bankruptcy Court sua sponte or on motion by a third party, and provided that no provision of this Section 6.2 shall require a Debtor to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code, until the Closing Date, Seller shall use commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries to, solely with respect to the operation of the Business (unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as otherwise contemplated hereby or by any Transition Agreement or as disclosed on Schedule 6.2), to the extent permitted by applicable Law:
     (a) (i) operate in the ordinary course in all material respects consistent with past practice, (ii) preserve its present material business operations, organization and goodwill, and (iii) manage the level of its inventories, supplies, accounts receivable and accounts payable in a manner reasonably consistent in all material respects with past practice;
     (b) not incur any indebtedness in connection with the Business, other than (i) indebtedness incurred in the ordinary course of business and (ii) indebtedness under the Seller Financing;
     (c) not acquire or dispose of any material property or assets used in the Business or create or permit to exist any Lien (other than Permitted Exceptions or Liens securing obligations under the Seller Financing) on any such property or assets except in the ordinary course of business or with respect to property or assets not in excess of U.S. $50,000 in the aggregate;
     (d) make, or enter into commitments for, capital expenditures in excess of U.S. $50,000 individually or U.S. $100,000 in the aggregate;
     (e) not enter into any Contracts in connection with the Business, except for Contracts made in the ordinary course of business;
     (f) not amend or terminate any Material Business Contract;

     (g) not amend or terminate any other Debtor Contract or Non-Debtor Contract except for amendments or terminations made in the ordinary course of business;
     (h) not engage in any transactions with, or enter into any material Contracts with, any Affiliate of Seller in connection with the Business, except for any such transactions or Contracts in the ordinary course of business on terms no less favorable than would be obtained in an arms’ length third party transaction;
     (i) not enter into, adopt, amend, increase or decrease payments or benefits under, or terminate any Seller Employee Benefit Plan or any Contract relating to the compensation, severance or other terms and conditions of employment of any employee employed in the Business, except (i) in the ordinary course of business, or (ii) to the extent required by Law or any existing Contracts, or Seller Employee Benefit Plans or (iii) to the extent previously announced by Seller to its employees including Business Employees;
     (j) enter into, amend or negotiate any collective bargaining agreement or other labor agreement or understanding with any labor organization, including any amendment to any of the Assumed Collective Bargaining Agreements, except:
     (i) any settlement in the ordinary course of business, on an expressly non-precedent-setting basis, of a grievance filed by a UAW union pursuant to an Assumed Collective Bargaining Agreement involving (A) the discharge or other discipline of a Union Business Employee where such settlement reinstates the grievant or mitigates other discipline, in each case without backpay or other monetary relief, or (B) the application of a work rule where such settlement suspends such work rule without backpay or other monetary relief and without prejudice either to the right of the Purchaser or its Affiliates to reinstate such work rule after the Closing or the right of the UAW union to grieve any such reinstatement;
     (ii) any other settlement in the ordinary course of business of a grievance filed by a UAW union pursuant to an Assumed Collective Bargaining Agreement to which a representative of Purchaser or its Affiliates (the “Purchaser Labor Designee”) designated in Schedule 6.2(j)(ii) consents in writing (in his or her discretion) after the provision by Seller to such Purchaser Labor Designee of reasonable notice and reasonable information concerning such grievance and the proposed settlement, provided that such Purchaser Labor Designee shall be deemed to have given such written consent if such Purchaser Labor Designee does not grant or deny such consent in writing within seven (7) Business Days after his or her receipt of such notice and information from Seller;
     (iii) any other negotiations or agreements with the UAW entities representing the Union Business Employees as required by the applicable Assumed Collective Bargaining Agreement and/or Law, provided that neither the Purchaser nor any of its Affiliates shall, or shall be deemed to, assume, be bound by or bear any of the costs or obligations of any such negotiation, amendment or other agreement or understanding unless Purchaser expressly agrees in a separate written document to assume such amendment or other agreement or understanding, and
     (iv) any extension of the term of the Columbia City Assumed Collective Bargaining Agreement, upon the same terms and conditions of such Assumed Collective Bargaining Agreement and with no other amendments thereto, to a new expiration date that is no later than August 12, 2008;
     (k) not accelerate the rate of collection of accounts receivable or delay the rate of payment of accounts payable, in each case, other than in the ordinary course of business; and
     (l) not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (k).
Seller agrees to use commercially reasonable efforts to oppose any Third Party motion that would require Seller or any of its Subsidiaries to take any action or actions that would otherwise be prohibited under this Section 6.2 without the written consent of Purchaser.
     Section 6.3 Bankruptcy Actions.
     (a) Should the purchase offer made by this Agreement constitute the highest and best offer for the Purchased Assets, the Debtors, as soon as practicable after making such determination in accordance with the Bidding Procedures Order, shall submit to the Bankruptcy Court an order approving this Agreement and the transactions contemplated hereby (including the sale of the Purchased Assets free and clear of all Liens and Liabilities except Assumed Liabilities and Permitted Exceptions), which order shall be substantially in the form of Exhibit I hereto, together with such changes as may be approved by Seller and Purchaser (the “Approval Order”).
     (b) Seller shall use its reasonable best efforts to have the Bankruptcy Court enter the Approval Order by June 22, 2007. Seller shall use its reasonable best efforts to cause the Approval Order, as applicable, to become a Final Order as soon as possible after its entry. Furthermore, Seller shall use its reasonable best efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated in this Agreement.
     (c) Seller shall promptly provide Purchaser with drafts of all documents, motions, orders, filings, or pleadings that Seller or any Affiliate of Seller proposes to file with the Bankruptcy Court or any other court or tribunal which relate in any manner, directly or indirectly, to (i) this Agreement or the transactions contemplated thereby; or (ii) entry of the Approval Order, and, if practicable, will provide the Purchaser with a reasonable opportunity to review such documents in advance of their service and filing. To the extent practicable, Seller shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, with respect to all such filings.

     (d) Seller shall comply with all notice requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any Order of the Bankruptcy Court in connection with the hearing on the Approval Order.
     Section 6.4 Regulatory Approvals.
     (a) Except with respect to approval by the Bankruptcy Court, within five (5) Business Days after the date hereof, Seller shall, using its commercially reasonable efforts, begin taking all steps reasonably necessary to make all required registrations and filings with, and obtain all necessary actions or non-actions, waivers, consents and approvals from, all applicable Governmental Bodies in connection with the transactions contemplated by this Agreement.
     (b) Seller shall keep Purchaser reasonably apprised of the status of matters relating to any of the matters referred to in Section 6.4(a), including promptly furnishing Purchaser with copies of notices or other communications received by Seller or by any of its Subsidiaries from any Governmental Body with respect to the transactions contemplated hereby. In connection with the foregoing, Seller shall promptly furnish to Purchaser such necessary information and reasonable assistance as Purchaser may request and shall promptly provide counsel for Purchaser with copies of all filings made by Seller, and all correspondence between Seller (and its advisors) with any Governmental Body and any other information supplied by Seller and its Affiliates to a Governmental Body in connection therewith and the transactions contemplated hereby; provided, however, that Seller may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Purchaser as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Purchaser and will not be disclosed by such outside counsel to employees, officers or directors of Purchaser unless express permission is obtained in advance from Seller or its legal counsel. Seller shall, subject to applicable Law, permit counsel for Purchaser reasonable opportunity to review in advance, and consider in good faith the views of Seller in connection with, any proposed written communication to any Governmental Body in connection with the matters referred to in this Section 6.4. To the extent practicable, Seller agrees to consult with the Purchaser prior to participating or permitting its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and, to the extent not prohibited by such Governmental Body, agrees to give Purchaser the opportunity to attend and participate.
     (c) As soon as reasonably practicable after the date hereof, the Seller shall, together with Purchaser jointly prepare and file with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, 50 U.S.C. App. sec. 2170 (the “Exon-Florio Amendment”) with respect to the transaction contemplated by this Agreement. Seller shall provide CFIUS with any additional or supplemental information requested from Seller by CFIUS or its member agencies during the Exon-Florio Amendment review process. Seller shall, in cooperation with Purchaser, take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio Amendment review process as promptly as practicable, and in any event prior to July 31, 2007.
     (d) Seller shall use its commercially reasonable efforts to provide to Purchaser a complete list of all export control licenses and other authorizations, whether issued under EAR or ITAR, granted to the Seller or to the Selling Subsidiaries in respect of any goods, services or technical data exported by the Business or produced for export by the Business since May 31. 2006. As soon as reasonably practicable after such list has been provided, the Seller shall, together with Purchaser, prepare and file with the United States Department of State, Directorate of Defense Trade Controls, notifications under 22 U.S.C. §§2778-2780 of the Arms Export Control Act and the ITAR, and, in cooperation with Purchaser, shall take all commercially reasonable steps advisable, necessary or desirable to novate all export licenses or other authorizations, whether issued under the EAR or the ITAR, applicable to the Business, if any.
     Section 6.5 Assignment of Debtor Contracts.
     (a) Seller and Purchaser shall use commercially reasonable efforts to have included in the Approval Order an authorization for Seller to assume the Debtor Contracts and assign to Purchaser all Debtor Contracts.
     (b) Without limiting the generality of the foregoing, the Seller shall use commercially reasonable efforts to ensure that the Approval Order provides that (1) all right, title, and interest of the Seller under each of the Debtor Contracts included in the Purchased Assets (the “Purchased Debtor Contracts”) shall, upon Closing, be transferred and assigned to and fully and irrevocably vest in Purchaser and following Closing each such Purchased Debtor Contract shall remain in force and effect; (2) each Purchased Debtor Contract is in full force and effect and is an executory contract or unexpired lease of the Seller under Section 365 of the Bankruptcy Code; (3) the Seller may assume each Purchased Debtor Contract pursuant to Section 365 of the Bankruptcy Code; (4) the Seller may assign each Purchased Debtor Contract to Purchaser pursuant to Section 365 of the Bankruptcy code free and clear of all Liens (other than Permitted Exceptions) and any provisions in any such Purchased Debtor Contract which purport to prohibit or condition the assignment of such contract constitute unenforceable anti-assignment provisions which are void and of no force or effect; (5) all other requirements or conditions of Section 365 of the Bankruptcy Code for the assumption by Seller and assignment to Purchaser of each Purchased Debtor Contract have been satisfied; (6) the assignment of each Purchased Debtor Contract is in good faith under Sections 363(b) and 363(m) of the Bankruptcy Code; and (7) the Seller gave due and proper notice of such assumption and assignment to each party to a Purchased Debtor Contract.
     (c) Seller and Purchaser shall promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been adequate demonstration of adequate assurance of future performance under the Debtor Contracts, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Seller’s and Purchaser’s employees and representatives available to testify before the Bankruptcy Court.
     Section 6.6 Cure of Defaults.
     Subject to entry of the Approval Order and it becoming a Final Order, including the authorization referred to in Section 6.5, Seller shall pay all necessary costs to cure any and all breaches and defaults with respect to the Debtor Contracts that will be transferred to Purchaser as and in the amounts required by the Bankruptcy Court to assume and assign the Debtor Contracts under Section 365 of the Bankruptcy Code (the “Cure Costs”); provided, however, that, notwithstanding the foregoing, Seller shall be responsible for such cure whether such defaults occur or arise prior to or after commencement of the Cases. Seller shall pay the Cure Costs at the Closing or, with respect to a Cure Cost which is the subject of an objection (a “Cure Cost Objection”), upon resolution of such Cure Cost Objection. Purchaser will make commercially reasonable efforts to provide adequate assurance of future performance under the Debtor Contracts as required by Section 365 of the Bankruptcy Code.
     Section 6.7 Amendment of Purchased and Excluded Assets.
     Notwithstanding anything to the contrary in this Agreement or otherwise, (i) Purchaser shall have the right through Closing to amend Schedule 1.1(e) and Schedule 1.1(f) hereto to delete any Debtor Contract or Non-Debtor Contract that is not a Purchaser Approved Contract and to amend Schedule 1.2(f) in a manner consistent with any such permitted amendments to Schedules 1.1(e) and 1.1(f) and (ii) Purchaser and Seller (as mutually agreed) shall have the right through Closing to amend Schedule 1.1(e) and Schedule 1.1(f) hereto, to add any other Contract of the Seller or the Selling Subsidiaries that is Related to the Business and to amend Schedule 1.2(f) in a manner consistent with any such permitted amendments to Schedules 1.1(e) and 1.1(f). Seller shall use reasonable commercial efforts to assist Purchaser in making any deletions or additions to Schedule 1.1(e), Schedule 1.1(f) or Schedule 1.2(f), including, without limitation providing Purchaser with access to, and contact and other information it possesses, with respect to all third parties to such Contracts. Purchaser agrees and acknowledges that its right to take assignment of any Contracts added to Schedule 1.1(e) is subject to the obligation of the Seller to give reasonable notice to such parties to such additional contracts of the Seller’s intent to assume such contracts and assign such contracts to Purchaser.
     Section 6.8 Updating of Information.
     Except with respect to environmental matters, which shall be governed by Section 11.5 below, the parties agree that, if between the date hereof and the Closing Date, Seller obtains knowledge of any facts or circumstances that result in, or if in existence on the Closing Date, would reasonably be expected to result in, a material breach of any representation or warranty by Seller, Seller will notify Purchaser in writing reasonably promptly after learning of such facts or circumstances. To the extent that any such breach can result in, or would reasonably be expected to result in, a Material Adverse Effect, Seller shall have 20 calendar days within which to notify Purchaser that Seller has cured or is proceeding to cure such breach or potential breach or that

Seller does not intend to cure such breach or potential breach. If Seller notifies Purchaser that it is proceeding to cure such breach or potential breach, then Purchaser shall not be entitled to terminate this Agreement for 20 days following receipt of such notice. If Seller notifies the Purchaser that it does not intend to cure such breach or potential breach or that despite its diligent efforts Seller has been unable to effect a cure and is ceasing to pursue a cure, or if Seller is unable to cure such breach during such 20 day period, then the provisions of Section 13.1(b)(i) will apply. If Purchaser does not terminate this Agreement pursuant to Section 13.1(b)(i) and the Closing occurs, the schedules hereto shall be amended as necessary to reflect the facts underlying such breach or potential breach and Purchaser shall have no rights against Seller pursuant to Article XI in respect of such breach or potential breach.
     Section 6.9 Litigation Support.
     In the event and for so long as Purchaser actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, Seller will cooperate with Purchaser and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor under Article XI).
     Section 6.10 Transition Agreements.
     At the Closing, Seller, or such of its Subsidiaries as appropriate, shall enter into agreements substantially in the form of Exhibit J relating to applicable transition services, each as listed on Schedule 6.10 (collectively, the “Transition Agreements”).
     Section 6.11 Consents and Conditions.
     Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary, to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; (ii) making all required registrations and filings with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; (iii) assisting Purchaser or its designees in obtaining all Permits referred to in Section 8.9; and (iv) defending any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Body vacated or reversed.

     Section 6.12 Further Actions.
     (a) Whether before, at or after the Closing, Seller shall, and shall cause its Subsidiaries to, execute and deliver such instruments and take such other actions as may reasonably be required to (i) carry out the intent hereof and of the Transition Agreements and (ii) consummate the transactions contemplated hereby and thereby including the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as possible. Prior to the Closing Date, Seller agrees to negotiate the Transition Agreements in good faith with Purchaser
     (b) Seller shall give any notices required by Law and shall take whatever other actions with respect to the employee plans of Seller as may be necessary to effectuate the arrangements set forth in Sections 10.1 through 10.4.
ARTICLE VII
COVENANTS OF PURCHASER
     From and after the date hereof and until the Closing (except with respect to Sections 7.4, 7.5, and 7.7, which shall survive the Closing in accordance with their terms), Purchaser hereby covenants and agrees that:
     Section 7.1 Contact with Customers, Suppliers and Employees.
     Without the prior consent of Seller (acting in accordance with its obligations set forth in Sections 6.1 and Section 10.1(b)), Purchaser shall not contact any suppliers to, or customers of, the Business or any Business Employees (other than those listed on Schedule 15.77) in connection with or pertaining to any subject matter of this Agreement or the Transition Agreements.
     Section 7.2 Bankruptcy Actions.
     Purchaser shall use its commercially reasonable efforts to assist Seller in obtaining entry of the Approval Order, including providing testimony as required at any hearing before the Bankruptcy Court.
     Section 7.3 Consents and Conditions.
     (a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Seller in doing, all things necessary, to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; (ii) making all required registrations and filings with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; (iii)

obtaining all Permits referred to in Section 8.9; (iv) defending any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Body vacated or reversed; and (v) promptly concluding the arrangements referred to in Section 8.11. Without limiting the generality of the foregoing, Purchaser shall (i) take all actions within Purchaser’s control to cause the condition to Closing set forth in Section 8.9 to be satisfied prior to July 31, 2007 and (ii) negotiate in good faith and otherwise use its reasonable best efforts to cause the condition to closing in Section 8.11 to be satisfied, prior to July 31, 2007.
     (b) Purchaser shall keep Seller reasonably apprised of the status of matters relating to any of the matters referred to in Section 7.3, including promptly furnishing Seller with copies of notices or other communications received by Purchaser or by any of its Subsidiaries from any Governmental Body with respect to the transactions contemplated hereby. In connection with the foregoing, Purchaser shall promptly furnish to Seller such necessary information and reasonable assistance as Seller may request and shall promptly provide counsel for Seller with copies of all filings made by Purchaser, and all correspondence between Purchaser (and its advisors) with any Governmental Body and any other information supplied by Purchaser and its Affiliates to a Governmental Body in connection therewith and the transactions contemplated hereby; provided, however, that Purchaser may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Seller as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Seller and will not be disclosed by such outside counsel to employees, officers or directors of Seller unless express permission is obtained in advance from Purchaser or its legal counsel. Purchaser shall, subject to applicable Law, permit counsel for Seller reasonable opportunity to review in advance, and consider in good faith the views of Purchaser in connection with, any proposed written communication to any Governmental Body in connection with the matters referred to in this Section 7.3. To the extent practicable, Purchaser agrees to consult with the Seller prior to participating or permitting its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and, to the extent not prohibited by such Governmental Body, agrees to give Seller the opportunity to attend and participate.
     (c) As soon as reasonably practicable after the date hereof, the Purchaser shall, together with Seller, jointly prepare and file with the CFIUS a joint voluntary notice under the Exon-Florio Amendment with respect to the transaction contemplated by this Agreement. The Purchaser shall provide CFIUS with any additional or supplemental information requested from Purchaser by CFIUS or its member agencies during the Exon-Florio Amendment review process. The Purchaser shall, in cooperation with Seller, take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio Amendment review process as promptly as practicable and in any event prior to July 31, 2007.

     (d) As soon as reasonably practicable after receipt of the list referred to in Section 6.4(d), the Purchaser shall, together with Purchaser, prepare and file with the United States Department of State, Directorate of Defense Trade Controls, notifications under 22 U.S.C. §§2778-2780 of the Arms Export Control Act and the ITAR, and, in cooperation with Purchaser, shall take all commercially reasonable steps advisable, necessary or desirable to novate all export licenses or other authorizations, whether issued under the EAR or the ITAR, applicable to the Business, if any.]
     Section 7.4 Further Actions.
     (a) Whether before, at or after the Closing, Purchaser shall execute and deliver such instruments and take such other actions as may reasonably be required to (i) carry out the intent hereof and of the Transition Agreements and (ii) consummate the transactions contemplated hereby and thereby including the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as possible. From the execution hereof until the Closing, Purchaser undertakes to promptly notify Seller of any known breach of any representation, warranty or covenant of Seller or any circumstance or condition that could reasonably be expected to constitute such a breach. Prior to the Closing Date, Purchaser agrees to negotiate the Transition Agreements in good faith with Seller.
     (b) Purchaser shall give any notices required by Law and shall take whatever other actions with respect to the employee plans of Purchaser as may be necessary to effectuate the arrangements set forth in Sections 10.1 through 10.4.
     Section 7.5 [Intentionally Omitted.]
     Section 7.6 Use of Seller’s Name.
     Purchaser agrees that:
     (a) within 90 days after the Closing Date, Purchaser shall remove “Dana,” the Dana Diamond logo and any other similar mark (the “Seller Name”) and any other Trademark, trade dress, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Purchased Intellectual Property from all web sites, buildings, signs and vehicles of the Business;
     (b) within 120 days after the Closing Date, Purchaser shall remove and cease using the Excluded Intellectual Property and the Seller Name and any other Trademark, trade dress, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Purchased Intellectual Property in all invoices, letterhead, domain names and web sites, packaging, advertising and promotional materials, office forms, business cards and other written and electronic materials;
     (c) within 120 days after the Closing Date (i) Purchaser shall remove and cease using the Confetti Design Packaging from the inventory of packaging materials and marketing materials of the Business that is in existence as of the Closing Date (“Existing

Inventory”) and (ii) Purchaser shall remove and cease using the Seller Name and any other Trademark, trade dress, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Purchased Intellectual Property from those assets of the Business that are not Existing Inventory, including those assets (such as, but not limited to, tools, molds and machines) used in association with the manufacture of the products of the Business or otherwise reasonably used in the conduct of the Business after the Closing Date (such assets, “Other Marked Assets”);
     (d) In no event shall Purchaser or any Affiliate of Purchaser advertise or hold itself out as Seller or an Affiliate of Seller at any time before, on or after the Closing Date; and
     (e) As soon as reasonably practicable after the Closing Date, but in no event later than 90 days following the Closing Date, Purchaser shall change all filings, licenses, and other items, to the extent applicable, to delete any references to “Dana” and the Excluded Intellectual Property.
     Section 7.7 Litigation Support.
     In the event and for so long as Seller actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, or the Seller and its Subsidiaries (including, without limitation, with respect to reconciliation of claims in connection with the Cases), Purchaser will cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Seller (unless Seller is entitled to indemnification therefor under Article XI).
     Section 7.8 Transition Agreements.
     At the Closing, Purchaser, or such of its Subsidiaries as appropriate, shall enter into the Transition Agreements.
ARTICLE VIII
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS
     The obligation of Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted, waiver by Purchaser in its sole discretion) of each of the following conditions:

     Section 8.1 Accuracy of Representations and Warranties.
     Each of the representations and warranties of Seller contained herein (without regard to any reference to materiality or Material Adverse Effect set forth therein) shall be true and correct in all respects at and as of the Closing Date, (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date); except and excluding, and without regard to, any breach or breaches of one or more of such representations and warranties (without regard to any reference to materiality or Material Adverse Effect set forth therein) that, in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect.
     Section 8.2 Performance of Covenants.
     Seller shall have performed and complied, in all material respects, with each of the covenants and provisions hereof required to be performed or complied with by it between the date hereof and the Closing Date.
     Section 8.3 No Injunctions.
     No preliminary or permanent injunction or other order of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.
     Section 8.4 Entry of Order By Bankruptcy Court; Material Business Contracts.
     (a) The Bankruptcy Court shall have entered the Approval Order and it shall have become a Final Order.
     (b) The Approval Order shall authorize the assumption and assignment of each Material Business Contract to Purchaser and with respect to each Material Business Contract shall contain the authorizations and findings set forth in Section 6.5.
     Section 8.5 Consents.
All consents set forth on Schedule 8.5 shall have been obtained.
     Section 8.6 Officer’s Certificate.
     Purchaser shall have received a certificate from Seller to the effect set forth in Sections 8.1, 8.2 and 8.8, dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller.
     Section 8.7 Other Deliveries.
     Purchaser shall have received the documents and instruments required by Section 3.2 and such other documents or instruments as Purchaser may reasonably request consistent with Seller’s obligations under this Agreement.

     Section 8.8 No Material Adverse Effect.
     Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.
     Section 8.9 Mexican Permits.
     All Permits required to operate the Business in all material respects as currently operated in Mexico (including the registration as a maquiladora under the applicable regulations of Mexico) which are not permitted by applicable Law to be transferred, shall have been obtained by Purchaser or its designees.
     Section 8.10 Exon-Florio.
     CFIUS shall have determined, at the end of the initial 30-day review period (or any additional investigation period that may be required by CFIUS), that no further investigation of the transaction contemplated hereby is required.
     Section 8.11 SLP II.
     Purchaser (or its designees) shall have entered into arrangements with Orhan Holdings, A.S. (or its Affiliates) that are reasonably satisfactory, in all material respects, to Purchaser with respect to the continued use by the Business, for a reasonable period of time after the Closing Date, of the facilities and related services currently used by the Business at the facility referred to as San Luis Potosi, Mexico II.
ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
     The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted, waiver by Seller in its sole discretion) of each of the following conditions:
     Section 9.1 Accuracy of Representations and Warranties.
     Each of the representations and warranties of Purchaser contained herein that is qualified as to material adverse effect shall be true and correct in all respects at and as of the Closing Date with the same force as if made on and as of the Closing Date, and each of the representations and warranties of Purchaser contained herein that is not so qualified shall be true and correct in all material respects at and as of the Closing Date with the same force as if made on and as of the Closing Date (except, in each case, to the extent any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such specific date).

     Section 9.2 Performance of Covenants.
     Purchaser shall have performed and complied, in all material respects, with each of the covenants and provisions hereof required herein to be performed or complied with by it between the date hereof and the Closing Date.
     Section 9.3 No Injunctions.
     No preliminary or permanent injunction or other order of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.
     Section 9.4 Entry of Order By Bankruptcy Court.
     The Bankruptcy Court shall have entered the Approval Order and it shall have become a Final Order.
     Section 9.5 Consents.
All consents set forth on Schedule 9.5 shall have been obtained.
Section 9.6 Officer’s Certificate.
     Seller shall have received a certificate from Purchaser to the effect set forth in Sections 9.1 and 9.2, dated the Closing Date, signed by an authorized officer of Purchaser.
     Section 9.7 Other Deliveries.
     The Seller shall have received the documents and instruments required by Section 3.3 and such other documents as Seller may reasonably request consistent with Purchaser’s obligations under this Agreement.
ARTICLE X
ADDITIONAL POST-CLOSING COVENANTS
     Section 10.1 Transferred Employees.
     (a) Prior to the Closing Date, Purchaser (or one of its Affiliates) shall offer employment (each such offer contingent upon the Closing, entry of the Approval Order and it becoming a Final Order) to:
     (i) all but up to 15 percent of the regular, non-temporary salaried Business Employees employed at Seller’s Rochester Hills, Michigan facility, Wharton, Ohio facility, Upper Sandusky, Ohio facility, Columbia City, Indiana facility or Pensacola, Florida facility; it being understood that Purchaser and its Affiliates may select the specific Business Employees at such facilities to receive offers in its discretion from among the foregoing employee groups (all such salaried Business Employees who receive offers from Purchaser or its Affiliates collectively referred to as the “Salaried Business Employees”); and
     (ii) all but up to 10 percent of the regular, non-temporary hourly Business Employees employed at Seller’s Wharton, Ohio facility and all but up to 10 percent of the regular, non-temporary hourly Business Employees employed at Seller’s Pensacola, Florida facility who, in each case, are not represented by a labor union; it being understood that Purchaser and its Affiliates may select the specific Business Employees at each such facility to receive offers in its discretion from among the foregoing employee groups (all such hourly Business Employees who receive offers from Purchaser or its Affiliates collectively referred to as the “Hourly Business Employees”, and together with the Salaried Business Employees, the “Non-Union Business Employees”); and
     (iii) all Business Employees who are represented by a labor union under one of the Assumed Collective Bargaining Agreements (the “Union Business Employees”);
provided, however, that Purchaser (or its Affiliates) shall only be obligated to extend offers, subject to the terms and conditions of this Section 10.1, to those Salaried Business Employees, Hourly Business Employees and Union Business Employees who in each case:
     (I) are actively employed as of the Closing Date or are absent from employment due to vacation or temporary illness (the “Current Employees”); or
     (II) (A) are absent from work due to short or long-term disability, workers’ compensation or work related injury schemes, military leave or other authorized leave of absence or lay off as of the Closing Date and (B) have the right to return to employment with the Business following expiration of such absence under applicable Law or under the terms of any Assumed Collective Bargaining Agreement (the “Leave Employees” and, together with the Current Employees, the “Closing Date Business Employees”).
Any such offers of employment that Purchaser makes (or has one of its Affiliates make) shall be made in accordance with the provisions of this Section 10.1. Neither Purchaser nor any of its Affiliates shall have any obligation to offer employment to any other Person.
     (b) Subject to the approval of Seller (such approval not to be unreasonably withheld), Purchaser and its Affiliates shall be permitted, within a reasonable period prior to the Closing Date, to interview Business Employees described in Section 10.1(a) for purposes of considering such Persons for employment with Purchaser or its Affiliates after the Closing Date and may discuss terms of post-Closing employment with such Persons.

     (c) Each offer of employment (i) to a Non-Union Business Employee (A) shall be at a base salary or other base wage, as applicable, not less than the base salary or other base wage paid to such Employee immediately prior to the Closing Date (or in the case of a Non-Union Business Employee who is a Leave Employee, immediately prior to the commencement of such Leave Employee’s absence from work), unless in each case, a higher base salary or other base wage is required by Law, and (B) shall have similar skill requirements to the Non-Union Business Employee’s position immediately prior to the Closing Date, and (ii) solely for offers to Hourly Business Employees (but not for offers to Salaried Business Employees), also shall be located no more than fifty (50) miles from such Hourly Business Employee’s work location immediately prior to the Closing Date. During the six (6) month period immediately following the Closing Date, for so long as a Non-Union Transferred Employee continues in employment with Purchaser or one of its Affiliates during such period, if at all, Purchaser shall continue to abide by the requirements of subparts (i)(A) and (i)(B) of the preceding sentence for Salaried Business Employees and by the requirements of subparts (i)(A), (i)(B) and (ii) of the preceding sentence for Hourly Business Employees, provided that nothing herein limits the Purchaser’s right to terminate Non-Union Business Employees pursuant to Section 10.1(l) below. Purchaser and its Affiliates retain the sole discretion to determine the benefits and other terms and conditions of employment to be offered or provided to any and all Non-Union Transferred Employees, and nothing in the Agreement shall be interpreted as requiring Purchaser or its Affiliates to offer or provide any minimum level of benefits or other terms and conditions of employment, except to the extent required by Law.
     (d) The Non-Union Business Employees who each timely accepts an offer of employment from Purchaser (or one of its Affiliates) shall be referred to herein as “Non-Union Transferred Employees.” The Union Business Employees who each timely accepts an offer of employment from Purchaser (or one of its Affiliates) shall be referred to herein as “Union Transferred Employees.” The Union Transferred Employees and the Non-Union Transferred Employees shall collectively be referred to as the “Transferred Employees.” A Current Employee who receives an offer of employment from Purchaser (or one of its Affiliates) must accept such offer of employment on or within ten (10) days of such offer or within ten (10) Business Days of the Closing, if later; otherwise said Business Employee will be deemed never to have become a Transferred Employee. Notwithstanding the preceding sentence, a Current Employee who receives an offer of employment from Purchaser (or one of its Affiliates) and who arrives at his or her then applicable place of employment in the Business on the first Business Day immediately following the Closing Date shall be deemed for all purposes of this Agreement to have accepted such offer of employment from Purchaser (or its Affiliate) hereunder. Each Current Employee who receives and timely accepts an offer of employment from Purchaser (or one of its Affiliates) shall become an employee of Purchaser (or one of its Affiliates) as of the Closing Date. Each Leave Employee who receives an offer of employment from Purchaser (or one of its Affiliates) must accept such offer of employment on or within ten (10) Business Days before the date of his or her cessation of leave or layoff and shall following timely acceptance of such offer of employment become a Transferred Employee of Purchaser (or one of its Affiliates) as of his or her

commencement of active employment, provided that: (i) such commencement of active employment occurs within 12 months after the Closing Date, or, if later, such date as his or her reemployment rights under any applicable Law or Assumed Collective Bargaining Agreement may expire; and (ii) such Leave Employee’s former position at his or her former site of employment has not been eliminated at or prior to his or her return to work, except as otherwise required by applicable Law or an Assumed Collective Bargaining Agreement; otherwise said Leave Employee will be deemed never to have become a Transferred Employee. Seller shall remain responsible for any such Leave Employees for any period before they become Transferred Employees, and shall inform Purchaser if any such Leave Employees notifies Seller before closing that they are ready to commence employment with Purchaser or its Affiliates.
     (e) Effective as of the Closing Date, Purchaser shall, or shall cause one or more of its Affiliates to (in each case contingent upon the Closing, entry of the Approval Order and it becoming a Final Order): (x) assume the Assumed Collective Bargaining Agreements as provided in Section 1.3 to the extent they are in effect as of the Closing Date; and (y) recognize the UAW parties to the Assumed Collective Bargaining Agreements as the collective bargaining representatives of the Union Transferred Employees covered by such Assumed Collective Bargaining Agreements, in each case without waiving any of Purchaser’s or Affiliates’ rights under applicable Law. Purchaser shall (in each case contingent upon the Closing, entry of the Approval Order and it becoming a Final Order): (i) recognize the Union Transferred Employees’ existing seniority with Seller or its Affiliates, as applicable, under the Assumed Collective Bargaining Agreements for purposes of such agreements, and (ii) provide those Union Transferred Employees who are covered by any such Assumed Collective Bargaining Agreement immediately prior to the Closing Date with the Assumed Benefit Plans (as described in Section 10.3 below) and with such other compensation and benefits as may be required by the terms of the Assumed Collective Bargaining Agreements, as in effect or amended, except as otherwise permitted by Law or as is consented to by any labor organization that is a party to any Assumed Collective Bargaining Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Purchaser or one or more of its Affiliates shall have the opportunity to negotiate with the applicable UAW union prior to the Closing regarding establishment by the Purchaser, or one or more of its Affiliates of (A) a defined contribution plan intended to provide benefits for periods after the Closing Date to Union Transferred Employees employed as of the Closing at Seller’s Upper Sandusky, Ohio facility that are materially consistent with the benefits described for such employees in the Seller’s Upper Sandusky Union Defined Contribution Plan (“Purchaser Upper Sandusky Defined Contribution Plan”), and (B) one or more defined benefit plans intended to provide pension benefits to Union Transferred Employees with respect to service performed by such employees for Purchaser and its Affiliates after the Closing that are materially consistent with the pension benefits described in the Assumed Collective Bargaining Agreements (“Purchaser Union Pension Plans”). Purchaser and its Affiliates shall not assume any defined contribution plans maintained by Seller or any of its Affiliates (other than the one defined contribution Plan for Union Transferred Employees at the Seller’s Columbia City, Indiana facility that is an Assumed Benefit Plan), or any defined benefit pension plans maintained by Seller or any of its Affiliates, in each case in which any of the Union Transferred Employees participates immediately prior to Closing (such defined benefit pension plans referred to as the “Seller Union Pension Plans”).
     (f) Purchaser or its Affiliates shall provide the Non-Union Transferred Employees and their respective eligible dependents with medical, dental, prescription drug and other welfare benefits (the “Purchaser Welfare Plans”), and such retirement benefits (the “Purchaser Retirement Plans”) under the Purchaser Welfare Plans and Purchaser Retirement Plans as Purchaser, in its sole discretion, may determine.
     (i) The Purchaser Welfare Plans shall (i) treat the Non-Union Transferred Employees and their respective eligible dependents as eligible to participate in the Purchaser Welfare Plans immediately upon the Closing Date to the same extent such Non-Union Transferred Employees and their respective eligible dependents were so eligible under the comparable Seller Employee Benefit Plan immediately prior to the Closing Date and (ii) give to the Non-Union Transferred Employees and their respective eligible dependents credit under the Purchaser Welfare Plans for service with Seller and its Affiliates prior to the Closing Date to the extent such credit was given under the comparable Seller Employee Benefit Plans immediately prior to the Closing Date. Such credit for service shall be given for purposes of eligibility to participate, eligibility for benefits and satisfaction of any waiting periods under the Purchaser Welfare Plans.
     (ii) Each Non-Union Transferred Employee shall be eligible to participate in the Purchaser Retirement Plans immediately upon the Closing Date to the same extent such Non-Union Transferred Employees were so eligible under the comparable Seller Employee Benefit Plan and shall, except as provided below, be given credit under the Purchaser Retirement Plans for all service prior to the Closing Date to the extent such credit was given under the analogous Seller Employee Benefit Plans immediately prior to the Closing Date. Such credit for service shall be given for purposes of eligibility to participate, vesting, eligibility for early retirement, and for all other purposes for which such service is either taken into account or recognized, other than for benefit accrual purposes.
     (g) Purchaser shall honor all unpaid accrued but unused vacation, personal days, floating holidays, sick pay and other leave of the Union Transferred Employees as of the Closing Date, to the extent reflected as a liability in the Closing Statement of Net Assets (it being understood that Seller and its Affiliates shall not also be required to indemnify Purchaser or its Affiliates for such amounts pursuant to Section 11.2). Seller agrees that all unpaid accrued but unused vacation, personal days, floating holidays, sick pay and other leave of the Non-Union Transferred Employees as of the Closing Date shall be Seller’s responsibility, and Seller shall, to the extent required by applicable local Law, pay out such unpaid accrued but unused vacation, personal days, floating holidays, sick pay and other leave to the Non-Union Transferred Employees promptly following the

Closing Date (it being understood that Seller and its Affiliates shall not also be required to indemnify Purchaser or its Affiliates for such amounts pursuant to Section 11.2(a)(iv)).
     (h) Without limiting any other provision of this Agreement, Seller and its Affiliates shall bear and be solely responsible for, and Purchaser and its Affiliates shall have no responsibility for, any and all Liabilities arising out of or relating to:
     (i) Any Non-Union Business Employees who do not become Transferred Employees (including those who do not receive offers of employment from Purchaser or one of its Affiliates as permitted under this Agreement or who do not accept offers of employment from Purchaser or one of its Affiliates, provided that such offer of employment complies with the requirement of Section 10.1(c) above (Purchaser shall be given a reasonable opportunity to cure any alleged noncompliance after any discovery thereof with a complying offer), or in the case of Non-Union Business Employees who are Leave Employees, who do not commence active employment in the Business with the Purchaser or one of its Affiliates within the period set forth in Section 10.1(d)), whether any such Liabilities arise prior to, on or after the Closing Date, including in each case any severance and retention payments and other monetary or non-monetary obligations;
     (ii) Any Union Business Employees who do not accept offers of employment from Purchaser or one of its Affiliates, provided that such offer of employment complies with the requirement of Section 10.1(c) and the applicable terms of the Assumed Collective Bargaining Agreement (Purchaser shall be given a reasonable opportunity to cure any alleged noncompliance after any discovery thereof with a complying offer), or in the case of Union Business Employees who are Leave Employees, who do not commence active employment in the Business with the Purchaser or one of its Affiliates within the period set forth in Section 10.1(d)), whether any such Liabilities arise prior to, on or after the Closing Date, including in each case any severance and retention payments and other monetary or non-monetary obligations and all Liabilities with respect to any such Union Business Employees under any of the Assumed Collective Bargaining Agreements;
     (iii) The transfer of employment from Seller (or its Affiliates) to Purchaser (or its Affiliates) of any of the Transferred Employees, including any severance, notice and retention payments (other than pursuant to Section 11.2(b)) and other monetary or non-monetary Liabilities to which any such Transferred Employees may be or become entitled from Seller (or its Affiliates) in connection with such transfers or as a result of the execution and delivery by Seller of this Agreement and the Seller Closing Documents, the consummation of the transactions contemplated hereby or compliance by Seller or its Subsidiaries with any of the provisions hereof, except that Purchaser (or its Affiliates) shall be responsible for any such Liabilities to Union Transferred Employees that arise under the Assumed Collective Bargaining Agreements but may seek indemnification from Seller for such Liabilities pursuant to Section 11.2;
     (iv) Any Seller Employee Benefit Plan other than an Assumed Benefit Plan, including all Liabilities under any Seller Union Pension Plans;
     (v) Any Contract (other than the Assumed Collective Bargaining Agreements to the extent provided above) between Seller or any of its Affiliates and any Transferred Employee or former Business Employee, including the Retention Agreements and any other employment, compensation, commission, bonus, benefit, retention, severance, separation or other agreement with or for the benefit of any Transferred Employee or any former Business Employee;
     (vi) Any grievances, arbitrations or unfair labor practice charges filed or arising before the Closing Date with respect to any of the Union Transferred Employees (subject to Purchaser’s responsibility under Section 10.1(h)(i) for any non-monetary relief granted pursuant to grievances, arbitrations, or unfair labor practice charges arising from events that occur prior to the Closing Date), and any alleged violation of Law (including all Laws pertaining to employment, discrimination, workers’ compensation, occupational safety and health, and unfair labor practices), subject to Section 10.1(k) below, if such alleged violation occurred before the Closing Date;
     (vii) The entire or partial closure or cessation of operations at, or reduction in workforce at, any facility, location or other site of employment of the Seller or any of its Affiliates (whether or not relating to the Business) at any time prior to the Closing Date, including without limitation the former facilities located in Mitchell, Indiana and Andrews, Indiana, including any Liabilities under the WARN Act relating to such closure or cessation of operations; and
     (viii) To the extent not addressed in the foregoing provisions of this Section 10.1(h), Liabilities to the extent such Liabilities are Excluded Liabilities or are not assumed by Purchaser or its Affiliates under Sections 10.1 through 10.4.
     (i) The Purchaser or its Affiliates, as applicable, shall be solely responsible on and after the Closing Date for the terms and conditions of employment with Purchaser or its Affiliates of all Transferred Employees and for any change thereof. As to any Transferred Employee that Purchaser terminates after the Closing Date, Purchaser shall be solely responsible for satisfying any requirements applicable to such termination under any applicable Laws and, subject to Section 10.1(j) below, with respect to each Transferred Employee, Purchaser shall be solely responsible for all Liabilities for (i) any Assumed Benefit Plan or Purchaser Welfare Plan or Purchaser Retirement Plan; (ii) any grievances, arbitrations or unfair labor practice charges filed and arising after the Closing Date with respect to acts or omissions of Purchaser or any of its Affiliates occurring after the Closing Date; (iii) any non-monetary relief granted with respect to any of the Union Transferred Employees pursuant to grievances, arbitrations or unfair labor practice charges arising from events that occur prior to the Closing Date (it being understood that Seller and its Affiliates shall not also be required to indemnify Purchaser or its Affiliates for such amounts pursuant to Section 11.2); and (iv) any alleged violation of Law by Purchaser or any of its Affiliates (including, all Laws pertaining to employment, discrimination, workers’ compensation, occupational safety and health, unfair labor practices, and WARN Act violations), if such alleged violation occurred after the Closing Date.
     (j) With respect to any and all Liabilities arising under the WARN Act: (i) Purchaser shall be solely responsible for such Liabilities with respect to Transferred Employees (but not any other Business Employees or any other Persons) if such Liabilities arise solely as a result of a “mass layoff,” “plant closing” or similar event under the WARN Act conducted by Purchaser or any of its Affiliates after the Closing and not as a result of the aggregation of actions or omissions of Purchaser or its Affiliates after the Closing with actions or omissions of Seller or its Affiliates prior to or after the Closing, (ii) Seller shall be solely responsible for such Liabilities with respect to Transferred Employees and any other Business Employees and Persons if such Liabilities arise as a result of a “mass layoff,” “plant closing” or similar event under the WARN Act conducted by Seller or any of its Affiliates prior to or after the Closing, but, solely in the case of such Liabilities with respect to Transferred Employees, only if any actions or omissions of Purchaser or its Affiliates with respect to such Transferred Employees after the Closing would not independently constitute a “mass layoff,” “plant closing” or similar event under the WARN Act if considered alone, and (iii) in the event that any WARN Act Liabilities arise as a result of the aggregation of actions or omissions of Purchaser or its Affiliates with respect to Transferred Employees after the Closing with any actions or omissions of Seller or its Affiliates prior to or after the Closing, and neither Seller’s and its Affiliates’ actions or omissions prior to or after the Closing, if considered alone, nor Purchaser’s and its Affiliates’ actions or omissions after Closing, if considered alone, would independently constitute a “mass layoff,” “plant closing” or similar event under the WARN Act, then Seller and its Affiliates shall be responsible for any and all such Liabilities to any Business Employees (other than Transferred Employees) and other Persons, and, provided that Seller and its Affiliates are in compliance with Section 4.13(b) above, Purchaser and its Affiliates shall be responsible for any and all such Liabilities to any Transferred Employees (but not any other Business Employees or any other Persons).
     (k) Seller and its Affiliates shall be responsible for (and neither Purchaser nor its Affiliates are assuming) all Liabilities for workers’ compensation, occupational health and safety, occupational disease and occupational injury claims with respect to the Transferred Employees for any injury or illness occurring prior to the Closing (even if a claim for such an injury or illness is filed after the Closing). Purchaser and its Affiliates shall be responsible for all Liabilities for workers’ compensation, occupational health and safety, occupational disease and occupational injury claims with respect to the Transferred Employees for any injury or illness occurring after the Closing. In the event that workers’ compensation, any occupational health and safety, occupational disease and occupational injury claim filed after the Closing Date by, on behalf of or with respect to the Transferred Employees arises out of any injury or illness that occurred, arose, progressed, was contributed to or was aggravated in part before and in part after the Closing: (i) Liabilities for such workers’ compensation, occupational health and safety, occupational disease and occupational injury claims shall be reasonably apportioned to Seller and its Affiliates based on the duration and extent of the injured worker’s exposure to the cause of such injury or illness prior to Closing (the “Seller Portion”), and to Purchaser and its Affiliates based on the duration and extent of the injured worker’s exposure to the cause of such injury or illness after Closing, and (ii) Seller and its Affiliates shall indemnify and hold harmless Purchaser, its Affiliates and the other members of the Purchaser Indemnified Group from and against any and all such Seller Portion Liabilities pursuant to Section 11.2(a)(iv).
     (l) Nothing in this Agreement shall prevent the Purchaser or any of its Affiliates from terminating the employment of any of the Transferred Employees at any time after the Closing, or otherwise shall guarantee any of the Transferred Employees continued employment with the Purchaser or any of its Affiliates for any period of time, subject to any obligations that the Purchaser or its Affiliates may have with respect to Union Transferred Employees under the Assumed Collective Bargaining Agreements. No Transferred Employee or other agent, nor any beneficiary or dependent thereof, shall be a third party beneficiary of this Agreement or be entitled to bring any action or claim hereunder.
     (m) Seller and Purchaser agree to furnish to each other such information as may be reasonably required with respect to one or more Transferred Employees promptly following receipt of any reasonable written request from the other.
     Section 10.2 Seller Benefits Plans.
     (a) Effective as of 11:59 p.m. on the Closing Date, the Transferred Employees shall cease to be credited with service and to accrue any benefits under the Dana Corporation Retirement Plan (the “Dana Retirement Plan”) and the Dana Corporation Savings and Investment Plan (the “Dana Defined Contribution Plan”). Each Non-Union Transferred Employee participating in the Dana Retirement Plan or the Dana Defined Contribution Plan shall be eligible to receive a distribution of his or her vested accrued benefits under such plan accordance with its terms. In the event Purchaser maintains a defined contribution plan on behalf of Non-Union Transferred Employees, Purchaser shall arrange to have the defined contribution plan or plans sponsored by Purchaser accept direct rollovers from the Dana Defined Contribution Plan and the Dana Retirement Plan in the form of cash, or in the case of Non-Union Transferred Employees who have an outstanding participant loan under the Dana Defined Contribution Plan at the Closing Date, in the form of a transfer of the promissory note for such participant loan.
     (b) Coverage for all Transferred Employees and their respective eligible dependents under the Seller Employee Benefit Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) (other than the Assumed Benefit Plans) (the “Seller Welfare Plans”) shall terminate, as of 11:59 p.m. (EST) on the Closing Date. Except as otherwise required by federal Law (including the Bankruptcy Code), the Seller Welfare

Plans shall be liable only for claims incurred and benefits earned by the Transferred Employees on or prior to the Closing Date. The Purchaser Welfare Plans shall be liable for claims incurred and benefits earned by Transferred Employees (and the eligible dependents of such Transferred Employees) that are properly payable under the Purchaser Welfare Plans after the Closing Date. For purposes of this Section 10.2, a claim is “incurred” on the date the applicable medical or dental services are rendered, drugs or medical equipment is purchased or, in the case of a continuous period of hospitalization or confinement, the date of commencement of such period of hospitalization or confinement.
     (c) Seller will continue to administer the flexible spending accounts of any Transferred Employees who have such flexible spending accounts under any Seller Welfare Plan (or any other “cafeteria plan” within the meaning of Section 125 of the Code) as of the Closing Date, for the remainder of the applicable plan year, in accordance with the terms of the applicable Seller Welfare Plan or cafeteria plan.
     (d) Seller will offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of COBRA to all the current and former employees of Seller, including without limitation, any Business Employees who are offered employment pursuant to Section 10.1, to whom they are required to offer the same under applicable law.
     Section 10.3 Assumed Benefit Plans.
     Effective as of the Closing, Purchaser shall assume sponsorship of the Dana Corporation Savings and Investment Plan for Hourly Employees of the Coupled Products Inc. Columbia City, Indiana Facility (the “Columbia City 401(k) Plan”) and any other Seller Employee Benefit Plans Seller maintains pursuant to collective bargaining agreements covering only Transferred Union Employees as described in Schedule 10.3 (the “Assumed Benefit Plans”) and listed on Schedule 10.3. With respect to the Columbia City 401(k) Plan, the only Assumed Benefit Plan listed in Schedule 10.3 which is a tax-qualified retirement plan subject to ERISA, Purchaser agrees that:
     (a) Purchaser shall designate a successor trustee and create as soon as practicable following the Closing Date a trust that intended to be exempt from Federal Income Tax under Code Section 501(a) and to satisfy the terms of the applicable collective bargaining agreement to receive the assets of the Columbia City 401(k) Plan;
     (b) At the time of the Closing, Seller shall prepare and sign an amendment to the Columbia City 401(k) Plan to reflect the change in the sponsoring employer of the Columbia City 401 Plan to Purchaser or one of its US subsidiaries in a form reasonable acceptable to Purchaser, and Purchaser or the relevant subsidiary shall execute such plan amendment to acknowledge its status as the sponsoring employer of the Columbia City 401(k) Plan.
     (c) As soon as practicable following the Closing Date, Purchaser shall provide Seller with a mutually acceptable succession agreement with respect to the Columbia City 401(k) Plan signed by Purchaser and the trustee it has appointed.

     (d) As soon as practicable following receipt of a succession agreement for such Columbia City 401(k) Plan, along with all necessary approvals or authorizations, information or similar requirements to effect the transfer (but in no event earlier than forty-five (45) days after the date of delivery of such agreement, approvals and information the succession agreement), Seller shall direct the trustee of the Columbia City 401(k) Plan to transfer to the successor trustee appointed by Purchaser the assets of the Columbia City 401(k) Plan.
 Section 10.4 Non-U.S. Employee Matters.
   Business Employees located in Mexico shall be treated, to the extent practicable under local law, in accordance with the provisions of Sections 10.1, 10.2, and 10.3, subject to the provisions set forth on Schedule 10.4.
Section 10.5 Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.
     (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Transition Agreements and to assure fully to Seller and its Subsidiaries and their successors and assigns, the assumption of the Assumed Liabilities and any Liabilities to be assumed by Purchaser under this Agreement and the Transition Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or the applicable Subsidiary any Excluded Asset and (ii) transferring to Purchaser any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Purchaser at the Closing).
     (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law, as modified by the Bankruptcy Code, is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall cooperate with Purchaser at its request in endeavoring to obtain any such consent promptly.
     (c) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any Liability associated exclusively with such Nonassignable Asset shall not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such consent or approval to be obtained or the failure of any such Nonassignable Asset to constitute a Purchased Asset or any circumstances resulting therefrom shall not, individually or in the aggregate, constitute a Material Adverse Effect or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement.
     (d) Once such consent or approval is obtained with respect to a Nonassignable Asset, Seller shall, or shall cause its applicable Subsidiary to, promptly assign, transfer, convey and deliver such Nonassignable Asset to Purchaser, and Purchaser shall assume any Liability associated exclusively with such Nonassignable Asset, for no additional consideration. Purchaser shall indemnify Seller against any Liabilities arising from Purchaser’s use of the Nonassignable Assets after the Closing.
Section 10.6 Record Retention, Access to Documents and Cooperation.
     (a) Purchaser shall, and shall cause its Subsidiaries to, afford to Seller’s representatives, upon reasonable notice and without undue interruption to Purchaser’s business, access during normal business hours to the books and records (including any such books and records in electronic format maintained by Purchaser or its Affiliates or agents) of Purchaser and its Subsidiaries pertaining to the operations of the Business prior to the Closing Date for that period of time required by any applicable statute or by Seller’s document retention policy in connection with (i) the preparation of financial statements, (ii) U.S. Securities and Exchange Commission reporting obligations, (iii) Excluded Liabilities, (iv) Excluded Assets, (v) the contest or defense by Seller of Legal Proceedings and investigations, (vi) the Bankruptcy Cases (including, without limitation, with respect to reconciliation of claims in connection with the Cases), and (vii) other reasonable business purposes; provided, however, that nothing herein shall limit Seller’s rights of discovery. With respect to clause (a)(vi), such books and records shall include, without limitation, purchase orders, receipts, invoices, purchasing cards, inventory records, debit memos, bills of lading and quality rejection slips and Purchaser shall provide, upon reasonable notice and without undue interruption to Purchaser’s business, access during normal business hours in connection with the foregoing to accounts payable clerks or controllers, receiving persons, purchasing and quality manager personnel. Seller shall have the right to receive and retain copies of all such books and records.
     (b) Seller shall, and shall cause the Selling Subsidiaries to, afford to Purchaser’s representatives, upon reasonable notice and without undue interruption to Seller’s business, access during normal business hours to the books and records (including any such books and records in electronic format maintained by Seller or its Affiliates or agents) of Seller and the Selling Subsidiaries pertaining to the operations of the Business prior to the Closing Date in connection with (i) the preparation of financial statements, (ii) Assumed Liabilities, (iii) Purchased Assets, (iv) the contest or defense by Purchaser of Legal Proceedings and investigations, and (v) other reasonable business purposes; provided, however, that nothing herein shall limit Purchaser’s rights of discovery. Purchaser shall have the right to receive and retain copies of all such books and records.
     (c) Purchaser agrees to (i) hold all of the books and records of the Business (other than records relating to Taxes, which shall be governed by Section 14.2) existing on the

Closing Date or included in the Purchased Assets for a period of at least twelve months after the Closing and (ii) not to destroy or dispose of any of such books and records for a period of ten years after such twelve month period without first offering in writing at least 30 calendar days prior to such destruction or disposition to surrender them to Seller.
     (d) Purchaser shall, and shall cause its Subsidiaries to, provide (at Seller’s sole risk, cost and expense) such assistance to Seller as Seller may reasonably request with respect to the preparation of Seller’s financial statements and U.S. Securities and Exchange Commission reporting obligations relating to the operation of the Business prior to the Closing.
Section 10.7 Post-Closing Assistance.
     Subject to any applicable confidentiality obligations of the parties and to any other applicable legal constraints, at the request of Purchaser, Seller will, through December 31, 2008, provide Purchaser reasonable assistance with transitioning the Business’ customer relationships from Seller to Purchaser. Purchaser will reimburse Seller for any and all out-of-pocket costs incurred by Seller in connection with providing these transition services.
ARTICLE XI
SURVIVAL, INDEMNIFICATION AND RELATED MATTERS
Section 11.1 Survival.
     (a) All representations and warranties contained herein, and the right to commence any claim with respect thereto, shall terminate at the close of business on the Closing Date, and neither Purchaser nor Seller nor their respective Subsidiaries shall have any Liability whatsoever with respect to such representations or warranties after such date, except that the right to commence any claim with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8(d), (f), (g), (h) and (i), 4.10(c), (d), (f) and (g), 4.13(a), 4.13(b), 4.13(g), 4.13(h), 4.15, 4.16(b)(iii), 4.17, 4.18, 4.19, 4.23, 4.24, 4.26, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 shall survive the closing until the first anniversary of the Closing Date. The covenants and agreements of the parties hereto contained herein (A) that contemplate actions to be taken after Closing shall survive the Closing and continue in effect in accordance with their terms and (B) that contemplate actions to be taken only on or prior to Closing shall terminate and cease to be obligations as of the Closing and no claim, action or proceeding with respect to such covenant or agreement may be brought after the Closing.
     (b) Each Person entitled to indemnification hereunder shall use its commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder. No Person shall be entitled to indemnification for Losses hereunder if, on the Closing Date, such Person had actual conscious awareness (without independent investigation and without attribution of knowledge or awareness of any facts made available to such Person through access to any “data room,” by email or otherwise) of the existence of the breach with respect to which such Person is seeking indemnification hereunder.

     (c) In calculating any amount of Losses recoverable pursuant to this Article XI, the amount of such Losses shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (provided that the Indemnified Party shall be obligated to reasonably seek any such proceeds to which it may be entitled); (ii) any recoveries by the Indemnified Party from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment; and (iii) any net Tax benefit realized by the Indemnified Party in respect of any Losses for which such indemnification payment is made, and shall be increased by any net Tax cost incurred by the Indemnified Party on the accrual or the receipt of the indemnity payment (other than Taxes resulting from a reduction in Tax basis). If any Losses for which indemnification payments are made hereunder are subsequently reduced by any Tax benefit, insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the Indemnifying Party. To the extent any indemnification payment can be properly so characterized under applicable Tax law, it shall be treated by the parties as an adjustment to the purchase price.
     (d) Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for special, incidental, indirect, consequential, punitive or exemplary Losses.
     (e) Anything in this Article XI to the contrary notwithstanding, indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by Article XIV.
Section 11.2 Indemnification.
     (a) From and after the Closing, Seller hereby agrees to indemnify and hold the Purchaser Indemnified Group harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, costs of non-monetary relief, deficiencies, costs, penalties, interest and expenses (including the reasonable actual out-of-pocket fees and expenses of counsel) (collectively, “Losses”) arising out of or resulting from:
     (i) any breach of any representation or warranty of Seller set forth in Article IV that survives the Closing pursuant to Section 11.1;
     (ii) any breach of, or default in the performance by Seller of, any covenant or agreement on the part of Seller herein that is to be performed by its terms after the Closing Date, subject to the limitations and conditions contained therein;
     (iii) any Excluded Liability;

     (iv) except as set forth in Schedule 10.4, the employment of any of the Transferred Employees by the Seller or any of its Affiliates at any time prior to the Closing, including any such Liabilities or other Losses (whether or not arising under any of the Assumed Collective Bargaining Agreements) arising out of or relating to any acts or omissions of Seller or any of its Affiliates prior to the Closing that are or may be deemed to have been assumed by or the responsibility of Purchaser or any of its Affiliates pursuant to Section 1.3 or Section 10.1 through 10.4 above (it being understood by way of example, and without limiting the generality of the foregoing, that in the event (i) any former Union Business Employee discharged by Seller or its Affiliates prior to Closing is granted reinstatement by an arbitrator or court on or after the Closing to employment at the Columbia City, Indiana or Upper Sandusky, Ohio plant pursuant to an Assumed Collective Bargaining Agreement, such reinstatement shall be to employment with Purchaser or its Affiliates, but Seller and its Affiliates shall be responsible for and indemnify, defend and hold the Purchaser Indemnified Group harmless from and against any and all backpay and other Losses due and owing to or with respect to such Union Business Employee for any period prior to and including the effective date of his or her reinstatement or (ii) any work rule implemented at the Columbia City, Indiana or Upper Sandusky, Ohio plants pursuant to the terms of an Assumed Collective Bargaining Agreement prior to the Closing is ruled invalid or modified by an arbitrator after the Closing, Seller shall indemnify, defend and hold the Purchaser Indemnified Group harmless from and against any costs of backpay awards or similar retroactive Losses due and owing to Union Business Employees for periods prior to the date of award but shall have no obligation to indemnify Purchaser Indemnified Group for the on-going costs of complying with such ruling after the date of the arbitration award including costs of prospective non-monetary relief);
     (v) any Assumed Collective Bargaining Agreement to the extent that Purchaser or its Affiliates could not satisfy an obligation thereunder without the cooperation and consent of Seller or one or more of its Affiliates (including any such obligation, if any, under Letter #12 dated December 7, 1992 to the Master Agreement dated June 9, 2003 among Dana Corporation, the UAW, and UAW Local Unions 644 and 1765 representing certain Pottsdown and Lima employees, which Letter #12 is incorporated by reference into the Columbia City Assumed Collective Bargaining Agreement, or Article 80 of the Upper Sandusky Assumed Collective Bargaining Agreement, or any obligation under Article 71 of the Columbia City Assumed Collective Bargaining Agreement), provided that Purchaser shall reasonably defend against any grievance or other labor organization claim that seeks to impose such an obligation, if any;
     (vi) the NLRB Proceedings, but only for retroactive Losses for periods prior to any final non-appealable judgment, order or award, and not for the ongoing costs of compliance including the costs of prospective non-monetary relief; and

     (vii) any claim that the conduct of the Business by Purchaser and its Subsidiaries, to the extent consistent with the conduct of the Business by Seller and its Subsidiaries immediately prior to the Closing, infringes upon any Intellectual Property rights of Seller, its subsidiaries, or their successors and assigns; and
     (viii) any warranty claim made by customers with respect to products (or any part or component thereof) sold by the Business prior to the Closing Date or any recall of any such products that is mandated by any Governmental Body, but only to the extent that such Losses exceed $600,000 in the aggregate and then only to the extent that such Losses from any single claim or group of related claims exceed $50,000.
     (b) From and after the Closing, Purchaser hereby agrees to indemnify and hold the Seller Indemnified Group harmless from and against any and all Losses arising out of or resulting from:
     (i) any breach of any representation or warranty on the part of Purchaser herein that survives the Closing pursuant to Section 11.1;
     (ii) any breach of, or default in the performance by Purchaser of, any covenant or agreement that is to be performed after the Closing Date, subject to the limitations and conditions contained therein;
     (iii) Purchaser’s and any of its Subsidiaries’ ownership (or effective ownership) or operation of the Business, the Purchased Assets from and after the Closing Date;
     (iv) any Assumed Liabilities; and
     (v) any Severance Payments (as defined in the Retention Agreements) arising after the Closing Date under any Retention Agreement with any Business Employees who accepts and executes the written employment offer provided by Purchaser (or one of its Affiliates) pursuant to Section 10.1 and becomes a Transferred Employee.
Section 11.3 Limitations on Amount.
     (a) Seller will have no liability (for indemnification or otherwise) with respect to the matters governed by Sections 11.2(a)(i) until the total monetary value of all Losses with respect to such matters exceeds Fifty Thousand Dollars ($50,000), in which case Seller shall be liable for just the excess; provided, however, that, for the avoidance of doubt, the foregoing limitation shall not apply to claims for indemnification under Section 11.2(a)(viii) or Section 11.5, which shall be subject to the separate limitations set forth therein. In addition, Seller will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Losses for breaches of representations and warranties (other than those in Sections 4.1, 4.2, 4.3, 4.4, 4.5, and

4.18) or the matters governed by Sections 11.2(a)(i)(iv), (v), (vi), (vii) or (viii) or Section 11.5 exceeds Seven Million Five Hundred Dollars ($7,500,000).
     (b) Purchaser will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 11.2(b)(i) until the total monetary value of all Losses with respect to such matters exceeds Fifty Thousand Dollars ($50,000), in which case Purchaser shall be liable for just the excess. In addition, Purchaser will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Losses for breaches of representations and warranties (other than those in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8) exceeds an amount equal to Seven Million Five Hundred Dollars ($7,500,000).
Section 11.4 Procedures for Indemnification.
     Whenever a claim shall arise for indemnification under this Article XI, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within five Business Days following receipt of notice thereof; provided, further, that no delay or failure to give such notice by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except to the extent that such delay or failure has materially prejudiced the Indemnifying Party. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof by written notice within 30 calendar days, using counsel that is reasonably satisfactory to the Indemnified Party; provided, however, that in the event of any claim for indemnification by a Purchaser Indemnified Party resulting from a claim or legal proceeding that is reasonably expected to have a continuing effect in any material respect on the Business or the Purchased Assets, the Indemnified Party shall have the right to control the defense thereof pursuant to the last sentence of this Section 11.4. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or Legal Proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Legal Proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article XI, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 11.4.
Section 11.5 Certain Environmental Matters.
     (a) The parties acknowledge and agree that Purchaser has retained an environmental consulting firm or firms to undertake an environmental review of the Business and the Owned and Leased Real Properties prior to the Closing Date, which review shall be generally consistent with ASTM 1527-05 or similar international standards and which shall also include a limited compliance review. Such consultant shall prepare an executive summary chart or other written summary for each property assessed which identifies : (1) any environmental condition that constitutes a recognized environmental condition under ASTM 1527-05, or (2) any condition identified through the limited compliance review that represents a violation of Environmental Laws ((1) and (2), collectively, an “Environmental Condition”).
     (b) With respect to any Environmental Condition so identified, from and after the Closing Date until the first anniversary of the Closing Date (the “Environmental Testing Period”), Purchaser shall have the right to conduct such follow-up environmental assessments, including, without limitation, physical inspections, sampling activities and installation of monitoring wells (collectively, “Environmental Assessments”), as Purchaser deems advisable at any Owned or, subject to the consent of the Landlord, Leased Real Property to verify whether such Environmental Condition is a violation of Environmental Laws and/or requires cleanup or correction pursuant to Environmental Laws.
     (c) If any such Environmental Assessment reveals the presence of Hazardous Material at, on or beneath any Owned or Leased Real Property in concentrations exceeding the Trigger Levels (as defined below) (“Remediation Condition”), or confirms any Environmental Condition otherwise constituting a non-compliance with Environmental Laws (“Noncompliance Condition”) where, in each case, the resulting Loss would reasonably be expected to exceed $25,000, Purchaser shall provide Seller notice pursuant to Section 11.4 and Seller shall indemnify and hold harmless the

Purchaser Indemnified Group from and against any all Losses arising from any such Remediation Condition or Noncompliance Condition, but only to the extent that such Losses exceed $25,000 for each such Remediation Condition or Noncompliance Condition; provided however, that Seller shall not be obligated to indemnify Purchaser for any increase in such Losses to the extent due to acts or omissions of Purchaser or its employees, contractors, subcontractors, agents or invitees that exacerbate existing conditions. Purchaser shall be responsible for all costs incurred by Purchaser in conducting any of the assessment and investigation activities set forth in Section 11.5(a) and (b).
     (d) “Trigger Levels” shall mean such standards for commercial/industrial properties in effect as of the Closing Date that have been promulgated, adopted or are used in the ordinary course by the applicable Governmental Body.
     (e) Seller and Purchaser mutually agree to cooperate in connection with any matters subject to indemnification under this Section 11.5. Upon request, Purchaser shall provide Seller with (i) any material correspondence, report, technical data or other material information generated as a result of a remedial action by Purchaser; (ii) reasonable access, upon reasonable notice, to the Owned Real Property and, subject to the consent of the landlord, Leased Real Property in a manner that will not disrupt Purchaser’s operations; and (iii) the right to take split samples in each case for the purpose of verifying the performance of any remedial action, correction of non-compliance or other action, the costs for which Seller is required to indemnify Purchaser under this Section 11.5. Seller and Purchaser agree that they each shall maintain in strict confidence any information concerning any matters subject to indemnification under this Section 11.5; provided however, that Seller and Purchaser may disclose such information to the extent reasonably necessary to communicate with appropriate Governmental Bodies. If any Law requires any party to disclose such information, such party will promptly notify the other party and will give the other party the opportunity to review and comment in advance upon the content and timing of any such disclosure to the extent reasonably practicable. Purchaser shall submit any reimbursement requests for which it is seeking indemnification pursuant to this Section 11.5 to Seller and, as promptly as practicable after receipt of such reimbursement requests, Seller shall pay any such reimbursement requests.
     (f) Following the Closing, Seller shall control the matters subject to indemnification under this Section 11.5 and shall consult with Purchaser prior to, and on a periodic basis while, conducting any remedial action or correction of any non-compliance, or engaging in any Legal Proceedings involving the Owned Real Property or the Leased Real Property, and shall give Purchaser the reasonable opportunity to review and comment on any material governmental filings or other material governmental correspondence relating thereto made by Seller which comments shall be considered to the extent practicable. Seller shall minimize the disruption to the Business in connection with any of the foregoing. Purchaser shall provide Seller with reasonable access to the Owned Real Property as necessary for Seller to undertake its obligations under this Section 11.5. Seller’s obligation for any Remedial Condition indemnified under this

Section 11.5 shall be deemed complete only when the affected property meets applicable commercial/industrial cleanup objectives in effect when such closure determination is sought, which standards are satisfactory to or used in the ordinary course by the relevant Governmental Body with authority and which will not unreasonably interfere with Purchaser’s continued use or otherwise impair the value of such Owned Real Property for future industrial or commercial use.
Section 11.6 Exclusive Remedy.
     Except in the case of intentional fraud by any party or any acts by Purchaser in violation of Section 363(n) of the Bankruptcy Code, and except as provided in Article XIV with respect to Taxes, Purchaser and Seller agree that, from and after the Closing, the provisions set forth in this Article XI shall be the sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby and waive to the fullest extent permitted by applicable law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity. Nothing in this Agreement shall impair or limit any remedy Seller may have for any breach by Purchaser of Section 363(n) of the Bankruptcy Code.
ARTICLE XII
NONSOLICITATION
Section 12.1 Nonsolicitation of Purchaser Employees.
     Seller covenants and agrees that for a period of 2 years following the Closing Date, it shall not, and shall cause its Subsidiaries not to, solicit any Transferred Employee (at a time when such person is an employee of Purchaser or any of its Subsidiaries) to terminate his or her employment relationship with Purchaser or any of its Subsidiaries; provided, however, that nothing herein shall prohibit Seller or any of its Subsidiaries from advertising publicly or from employing persons who respond to any such advertising whether or not such persons are then employed by Purchaser or any of its Subsidiaries, or from employing any individual who contacts Seller or any of its Subsidiaries on an unsolicited basis.
Section 12.2 Nonsolicitation of Seller Employees.
     Purchaser covenants and agrees that for a period of 2 years following the Closing Date or termination of this Agreement pursuant to Section 13.1, it shall not, and shall cause its Subsidiaries not to, solicit any employee of Seller or any of its Subsidiaries (at a time when such person is an employee of Seller or any of its Subsidiaries) to terminate his or her employment relationship with Seller or any of its Subsidiaries; provided, however, that nothing herein shall prohibit Purchaser or any of its Subsidiaries from advertising publicly or from employing persons who respond to any such advertising whether or not such persons are then employed by Seller or any of its Subsidiaries, or from employing any individual who contacts Purchaser or any of its Subsidiaries on an unsolicited basis.

Section 12.3 Remedies.
     Purchaser and Seller each acknowledge that the time, scope and other provisions of this Article XII have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. It is further agreed that other remedies cannot fully compensate either party for a violation by the other party of the terms of this Article XII and that such party shall be entitled to injunctive relief to prevent any such violation or continuing violation by the other party. It is the intent and understanding of each party hereto that if, in any Legal Proceeding, any term, restriction, covenant or promise herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable.
ARTICLE XIII
TERMINATION
Section 13.1 Termination.
     This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
     (a) upon the written agreement of Purchaser and Seller;
     (b) (i) by Purchaser if (A) there are any breaches of any representations or warranties contained in Article IV, that, individually or in the aggregate, result in, or would reasonably be expected to result in, a Material Adverse Effect, and such breaches have not been cured within 20 calendar days after notice thereof has been given pursuant to Section 6.8 or otherwise been waived by Purchaser or (B) a breach of any material covenant contained in this Agreement has been committed by Seller and such breach has not been cured within 20 calendar days after notice thereof or been waived by Purchaser or (ii) by Seller if (A) there are any breaches of any representations or warranties contained in Article V, that, individually or in the aggregate, result in, or would reasonably be expected to result in, a material adverse effect on the enforceability of this Agreement or any other Operative Documents against Purchaser or the ability of Purchaser to perform its obligations hereunder or thereunder, and such breach has not been cured within 20 calendar days after notice thereof or otherwise been waived by Seller or (B) a breach of any material covenant contained in this Agreement has been committed by Purchaser and such breach has not been cured within 20 calendar days after notice thereof or been waived by Seller;
     (c) by Purchaser, if the Closing has not occurred on or before November 1, 2007, and the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by Purchaser to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;

     (d) by Purchaser or Seller, if any Seller or any Selling Subsidiary has (i) closed an Alternative Transaction; (ii) filed, supported or advocated in any court, a chapter 11 plan requesting the Bankruptcy Court to approve an Alternative Transaction or (iii) abandoned or terminated the sale process set forth in the Bidding Procedures for any material portion of the Purchased Assets;
     (e) by Seller, if the Closing has not occurred on or before November 1, 2007, and the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;
     (f) by Purchaser, if any of the conditions set forth in Article VIII are not capable of being satisfied;
     (g) by Seller or Purchaser if the Bankruptcy Court shall not have entered the Approval Order by June 22, 2007 (or the Approval Order shall be vacated or stayed as of such date);
     (h) by Seller, if any of the conditions set forth in Article IX are not capable of being satisfied; or
     (i) by either Purchaser or Seller if there shall be in effect any Law that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction.
Section 13.2 Effect of Termination.
     (a) In the event of termination under Sections 13.1(b), 13.1(c), 13.1(d), 13.1(e), 13.1(f), 13.1(g), 13.1(h), or 13.1(i), written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party, upon delivery of such notice, except that Article XII and Sections 16.9, 16.10, 16.11, 16.13, 16.14, 16.15, 16.16 and 16.17 shall also survive such termination. Upon any termination hereof pursuant to Section 13.1, no party thereto shall thereafter have any further liability or obligation hereunder or under any Transition Agreement (except as expressly provided in Section 13.2(d)).
     (b) Notwithstanding anything in Section 13.2 to the contrary, in the event that (x) this Agreement is terminated by Purchaser pursuant to any subsection of Section 13.1 or by Seller pursuant to Section 13.1(a), 13.(d), 13.1(e), 13.1(g) or 13.1(i) and (y) an Alternative Transaction is consummated within one year after the date of such termination, Seller shall pay to Purchaser an expense reimbursement in the amount of $250,000 (the “Expense Reimbursement”). The Expense Reimbursement is intended to compensate Purchaser and its Affiliates for the time and expense dedicated to this transaction and the value added by Purchaser and its Affiliates in (i) establishing a bid standard or minimum for other bidders, (ii) placing Seller’s estate property in a sales configuration mode attracting other bidders to the auction and (iii) for serving, by its name and its expressed interest, as a catalyst for other potential or actual bidders. The Expense Reimbursement shall be entitled to super-priority administrative expense status in the case, senior to all other super-priority expense claims other than claims under the Seller Financing or the carve-out under such Financing in the Cases and shall be paid immediately in full in cash, without further order of the Bankruptcy Court, at such time as the Alternative Transaction is consummated. The obligation of Seller to pay the Expense Reimbursement shall not be discharged, modified or otherwise affected by any plan of reorganization or liquidation of Seller or any of its Subsidiaries.
     (c) Release of Deposit.
     (i) If this Agreement is terminated pursuant to Sections 13.1(a), 13.1(b)(i), 13.1(c), 13.1(d), Section 13.1(e), 13.1(f), 13.1(g), 13.1(h) or 13.1(i), the Parties will cause the Deposit Agent to wire transfer the Deposit Amount to an account designated by Purchaser.
     (ii) In the event this Agreement is terminated pursuant to Section 13.1(b)(ii), the Parties will cause the Deposit Agent to wire transfer the Deposit Amount to an account designated by Seller.
     (iii) In the event the terms of this Section 13.2(d) conflict with the terms of the Deposit Agreement, the terms of the Deposit Agreement shall govern.
     (d) If this Agreement is terminated as permitted by Section 13.1, the return of the Deposit Amount pursuant to the terms of the Deposit Agreement and the payment of the Expense Reimbursement, if any, pursuant to the terms of this Section 13.2, shall be the sole and exclusive remedies of Purchaser, whether at law or in equity, for any breach by Seller or any of its Affiliates of the terms and conditions of this Agreement or the Deposit Agreement. If this Agreement is terminated by Seller, the forfeiture of the entire Deposit Amount pursuant to Section 13.2(c)(ii) hereof, shall be the sole and exclusive remedy of Seller or its bankruptcy estate, whether at law or in equity, for any breach, other than a breach of Section 363(n) of the Bankruptcy Code, by Purchaser or any of its Affiliates of the terms and conditions of this Agreement. The parties agree that the forfeiture by Purchaser of the Deposit Amount pursuant to this Section 13.2 shall be in the nature of liquidated damages. In the event of a breach by Purchaser or any of its Affiliates of Section 363(n) of the Bankruptcy Code, Seller shall be entitled to keep the Deposit Amount and to pursue any other remedies available under Section 363(n) of the Bankruptcy Code.

ARTICLE XIV
TAX MATTERS
Section 14.1 Tax Indemnification.
     (a) To the extent not paid (including the payment of estimated Taxes) before Closing or reflected as a dollar amount on the Closing Statement of Net Assets, Seller shall indemnify Purchaser and its Affiliates and hold them harmless from all liability for (A) Excluded Taxes, (B) Taxes arising from or in connection with any breach by Seller of any covenant contained in this Article (but only to the extent appropriate to reflect the relative fault of Seller, on the one hand, and Purchaser, on the other hand), (C) Transfer Taxes required to be borne by Seller pursuant to Section 14.4, (D) Taxes attributable to a breach of the representations and warranties set forth in Section 4.7, and (E) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) through (D).
     (b) Purchaser shall indemnify Seller and its Affiliates and hold them harmless from all liability for (A) any and all Taxes attributable to a Post-Closing Tax Period of the Business or reflected as a dollar amount on the Closing Statement of Net Assets, other than Excluded Taxes, (B) Transfer Taxes required to be borne by Purchaser pursuant to Section 14.4, (C) Taxes arising from or in connection with any breach by Purchaser of any covenant contained in this Article XIV (but only to the extent appropriate to reflect the relative fault of Purchaser, on the one hand, and Seller, on the other hand) and (D) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) through (C).
     (c) Any indemnity payment to be made pursuant to this Section 14.1 shall be paid no later than the latest of (i) ten (10) days after the indemnified party makes written demand upon the indemnifying party, (ii) five (5) days prior to the date on which the underlying amount is required to be paid by the indemnified party and (iii) five (5) days after any dispute about the liability for or amount of such indemnity payment is resolved.
     (d) The indemnification provisions in this Section 14.1 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations for the Tax giving rise to the claim for indemnification.
     (e) The Closing Statement of Net Assets is to reflect (i) prepaid Property Taxes as an asset and (ii) accrued Property Taxes as a liability. The parties agree that all Property Taxes imposed on or with respect to the Purchased Assets will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such Property Tax will be borne by Seller for all Pre-Closing Tax Periods (including the portion of a Straddle Period through the Closing Date) and by Purchaser for all Post-Closing Tax Periods (including the portion of a Straddle Period after the Closing Date). Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller or any of its Affiliates pays (either before or after Closing) any such Property Tax with respect to a Post-Closing Tax Period, Purchaser will reimburse

Seller upon demand for the amount of such Property Tax to the extent it is not reflected as an asset on the Closing Statement of Net Assets; and (ii) if Purchaser or any of its Affiliates pays (after Closing) any such Property Tax with respect to a Pre-Closing Tax Period, Seller will reimburse Purchaser upon demand for the amount of such Property Tax to the extent it is not reflected as a liability on the Closing Statement of Net Assets.
Section 14.2 Cooperation.
     Each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article XIV or a right to refund of Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying Schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Each party will retain all Tax Returns, Schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date until the later of (x) the expiration of the statute of limitations (taking into account any extensions) for the Tax periods to which the Tax Returns and other documents relate or (y) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
Section 14.3 Tax Treatment of Indemnification Payments.
     Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign Law), Seller, Purchaser, their respective Affiliates shall treat any and all payments under this Article XIV as an adjustment to the purchase price for all Tax purposes.
Section 14.4 Transfer Taxes.
     To the extent that any sales, use, registration, transfer (including all stock transfer and all real estate transfer and conveyance and recording fees, if any), stamp, stamp duty reserve, stamp duty land tax, VAT, or other similar Taxes and all notarial fees (collectively, “Transfer Taxes”) that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated hereby, the cost of such Transfer Taxes shall be divided evenly between Purchaser and Seller; provided, however, that any VAT Taxes that are recoverable (by way of refund, credit, or otherwise) by the Purchaser or any of its Affiliates from the relevant tax authorities under applicable Law shall be paid entirely by Purchaser. Seller and Purchaser shall cooperate in the execution and filing of any Tax Returns, affidavits or other documents relating to any Transfer Taxes. Seller acknowledges that it will seek from the Bankruptcy Court as part of the Approval Order a waiver of Transfer Taxes under Section 1146 of the Bankruptcy Code. Seller shall use commercially reasonable efforts to obtain such relief as part of the Approval Order.
Section 14.5 Other Agreements.
     (a) After the Closing, this Article XIV shall supersede any and all Tax-sharing or similar agreements to which Seller or any of its Affiliates are parties.
     (b) The rights and obligations of the Parties with respect to indemnification for any and all Tax matters shall be governed solely by this Article XIV.
ARTICLE XV
DEFINITIONS AND TERMS
As used in this Agreement, the following terms shall have the meanings set forth below:
Section 15.1 Affiliate.
     “Affiliate” means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, including (without limitation) all entities that, together with the Seller, are treated as a single employer under Section 414(b) or (c) of the Code. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by contract or otherwise.
Section 15.2 Agreement.
“Agreement” has the meaning set forth in the preamble.
Section 15.3 Allocation Schedule.
“Allocation Schedule” has the meaning set forth in Section 2.4.
Section 15.4 Alternative Transaction.
    “Alternative Transaction” means a sale or other transaction involving the transfer of any material portion of the Purchased Assets to a party other than Purchaser.
Section 15.5 Approval Order.
“Approval Order” has the meaning set forth in Section 6.3.

Section 15.6 Assumed Benefit Plans
“Assumed Benefit Plans” has the meaning set forth in Section 10.3.
Section 15.7 Assumed Collective Bargaining Agreements.
“Assumed Collective Bargaining Agreements” means solely the following agreements:
     (i) That certain Collective Bargaining Agreement between the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW (“UAW”), and its affiliated Local Union No. 2049 (Unit #1) and Dana Corporation, Coupled Products, Columbia City, Indiana, effective September 9, 2004 and terminating February 12, 2008 (the “Columbia City Assumed Collective Bargaining Agreement”), and
     (ii) That certain Agreement Between Dana Corporation, Fluid Routing Products Group, Upper Sandusky, Ohio Plant and the UAW and its affiliated Local Union No. 1588, effective May 11, 2005 and terminating March 31, 2009 (the “Upper Sandusky Assumed Collective Bargaining Agreement”),
but, in each case, solely with respect to the Union Transferred Employees, and solely to the extent provided in, and subject to the limitations of, Sections 1.3, 1.4, 10.1 through 10.4 and 11.2.
Section 15.8 Assumed Liabilities.
“Assumed Liabilities” has the meaning set forth in Section 1.3.
Section 15.9 Bankruptcy Avoidance Actions.
“Bankruptcy Avoidance Actions” has the meaning set forth in Section 1.2(p).
Section 15.10 Bankruptcy Code.
“Bankruptcy Code” means 11 U.S.C. Section 101, et. seq., as it may be amended during the Cases.
Section 15.11 Bankruptcy Court.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.
Section 15.12 Bidding Procedures Order
“Bidding Procedures Order” has the meaning set forth in the Recitals.

Section 15.13 Bidding Procedures
“Bidding Procedures” has the meaning set forth in the Recitals.
Section 15.14 Business.
     “Business” means the design, manufacture, assembly and sale of hose and tube assemblies and related and associated components thereof for fluid routing products and systems as currently conducted by and through Seller’s Fluid Products Group through facilities in North America, for ultimate use by original equipment manufacturers and original equipment servicers in fluid routing applications including fuel, brake, power assisted steering, heating ventilation and air conditioning for use in light vehicles and commercial and recreational vehicles as engaged in by Seller and its Selling Subsidiaries prior to the Closing; provided, however, that the Business shall not include the activities or operations of the Hose and Tubing Business.
Section 15.15 Business Day.
    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.
Section 15.16 Business Employee Benefit Plan
    “Business Employee Benefit Plan” means any Seller Employee Benefit Plan that provides or has provided benefits to any Business Employee or any beneficiary or dependant thereof.
Section 15.17 Business Employee.
     “Business Employees” means all employees employed immediately prior to the Closing Date by Seller or any of its Affiliates who are principally dedicated to the Business.
Section 15.18 Cases.
“Cases” has the meaning set forth in the Recitals.
Section 15.19 CERCLA.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq.
Section 15.20 Chapter 11 Expenses.
   “Chapter 11 Expenses” means the costs incurred and expenses paid or payable by the Seller or any Affiliate in connection with the administration of the Cases, including, without limitation: (a) fees and expenses related to any debtor-in-possession financing, (b) obligations to pay professional and other fees and expenses in connection with the Cases (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, noticing agents, and consultants retained by the Seller or any Affiliate, any creditors’ or equity committee, or any debtor-in-possession or pre-petition lender, and any compensation for making a substantial contribution to the Cases), (c) fees and expenses payable to the United States Trustee under Section 1930 of title 28, United States Code, and (d) expenses of members of any creditors’ or equity holders’ committee.
Section 15.21 Chosen Court.
“Chosen Court” has the meaning set forth in Section 16.14.
Section 15.22 Closing.
“Closing” has the meaning set forth in Section 3.1.
Section 15.23 Closing Date.
“Closing Date” has the meaning set forth in Section 3.1.
Section 15.24 Closing Date Business Employees.
“Closing Date Business Employees” has the meaning set forth in Section 10.1(a).
Section 15.25 Closing Net Working Assets.
“Closing Net Working Assets” has the meaning set forth in Section 2.2(e).
Section 15.26 Closing Statement of Net Assets.
“Closing Statement of Net Assets” has the meaning set forth in Section 2.2(c).
Section 15.27 COBRA.
     “COBRA” means the provisions of Code Section 4980B and Part 6 of Title I of ERISA, as amended, any implementing regulations, and any applicable similar state law.
Section 15.28 Code.
“Code” means the Internal Revenue Code of 1986, as amended.
Section 15.29 Columbia City 401(k) Plan.
“Columbia City 401(k) Plan” has the meaning set forth in Section 10.3.
Section 15.30 Commitments.
     “Commitments” means the commitments for title insurance issued by First American Title Insurance Company providing for the issuance of a current owner’s policy of title insurance showing title vested in Seller, or the Selling Subsidiary, for each parcel of Owned Real Property in the forms attached hereto and made a part hereof as Exhibit M.

     Section 15.31 Contract.
     “Contract” means any contract or agreement, including without limitation any indenture, note, bond, loan, instrument, lease (including real property leases), conditional sale contract, purchase or sales orders or mortgage, whether written or oral.
     Section 15.32 Cure Costs.
     “Cure Costs” has the meaning set forth in Section 6.6.
      Section 15.33 Current Employees.
     “Current Employees” has the meaning set forth in Section 10.1(a).
     Section 15.34 Dana Defined Contribution Plan.
     “Dana Defined Contribution Plan” has the meaning set forth in Section 10.2.
     Section 15.35 Dana Retirement Plan.
     “Dana Retirement Plan” has the meaning set forth in Section 10.2.
     Section 15.36 Debtor Contracts.
     “Debtor Contracts” has the meaning set forth in Section 1.1(e).
     Section 15.37 Debtors.
     “Debtors” has the meaning set forth in the Recitals.
     Section 15.38 Deposit Agent.
     “Deposit Agent” has the meaning set forth in Section 2.5.
     Section 15.39 Deposit Agreement.
     “Deposit Agreement” has the meaning set forth in Section 2.5.
     Section 15.40 Deposit Amount.
     “Deposit Amount” has the meaning set forth in Section 2.5.
     Section 15.41 Employee Benefit Plan.
     “Employee Benefit Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, whether or not subject to ERISA, and, whether written or oral and whether or not maintained in the United States, and any other written or oral employee stock option, stock appreciation, stock purchase, phantom stock, or other equity-based performance, deferred compensation, profit-sharing, pension, retirement, retiree benefit, employment, termination or severance pay, change of control, vacation, medical, life, health, dental, sick pay or disability, accident, group or individual insurance, vacation pay, holiday pay, or other welfare or fringe benefit plan, policy, agreement or other obligation. Employee Benefit Plan shall not include Social Security, Medicare, workers compensation, or any similar mandated social welfare benefit or scheme administered by any federal, state or local government.
     Section 15.42 Endorsements.
     “Endorsements” means contiguity endorsements, if applicable and if available in the State in which the Owned Real Properties are located, endorsements insuring compliance with any covenants, conditions and restrictions constituting Permitted Exceptions, access endorsements, endorsements deleting the so-called creditor’s rights exception or exclusion, owner’s comprehensive endorsements, tax parcel endorsements, survey endorsements, legal description equivalency endorsements, 3.1 zoning endorsements (with parking), utility facilities endorsements, plat act endorsements, and such other endorsements as Purchaser shall reasonably request.
     Section 15.43 Environment.
     “Environment” means any surface water, groundwater, land surface, subsurface strata, man made structure or building, sediment, plant or animal life, natural resources, indoor or outdoor air, soil and subsoil.
     Section 15.44 Environmental Law.
     “Environmental Law” means any Law concerning: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (b) health or safety, including occupational safety and the exposure of employees and other persons to any Hazardous Material; (c) any Release or threatened Release of any Hazardous Material, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; and (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Material, including, but not limited to, CERCLA, RCRA, the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et. seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., the Clean Air Act, 42 U.S.C. 7401 et. seq., Occupational Safety and Health Act, 29 U.S.C. 651 et. seq., as well as Mexico’s General Law of Ecological Equilibrium and Environmental Protection (“Ley General del Equilibrio Ecológico y la Protección al Ambiente”), Mexico’s General Law for the Prevention and Integral Management of Wastes (“Ley General para la Prevención y Gestión Integral de los Residuos”), Mexico’s National Waters Law (“Ley de Aguas Nacionales”), Mexico’s General Health Law (“Ley General de Salud”), and their respective and corresponding regulations, including the Federal Regulation for Safety and Health in the Work Environment (“Reglamento Federal de Seguridad, Higiene y Medio Ambiente en el Trabajo”) and Regulations of the General Law for the Prevention and Integrated Management of Waste (“Reglamento de la Ley General para la Prevención y Gestión Integral de los Residuos”) as such laws and regulations have been amended or supplemented, and including but not limited to the following Mexican Official Norms: NOM-052-SEMARNAT-2005, NOM-053-SEMARNAT-1993, NOM-138-SEMARNAT/SS-2003, NOM-147-SEMARNAT/SSA1-2004, AND NOM-010-STPS-1999.
     Section 15.45 Environmental Assessments.
     “Environmental Assessments” has the meaning set forth in Section 11.5(b).
     Section 15.46 Environmental Condition.
     “Environmental Condition” has the meaning set forth in Section 11.5(a).
     Section 15.47 Environmental Testing Period.
     “Environmental Testing Period” has the meaning set forth in Section 11.5(b).
     Section 15.48 ERISA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     Section 15.49 Estimated Adjustment Amount
     “Estimated Adjustment Amount” has the meaning set forth in Section 2.2(a).
     Section 15.50 Excluded Assets.
     “Excluded Assets” has the meaning set forth in Section 1.2.
     Section 15.51 Excluded Intellectual Property.
     “Excluded Intellectual Property” has the meaning set forth in Section 1.2(d).
     Section 15.52 Excluded Liabilities.
     “Excluded Liabilities” means all Liabilities of Seller and any of its Subsidiaries other than Assumed Liabilities.
     Section 15.53 Excluded Taxes.
     “Excluded Taxes” means to the extent not paid (including the payment of estimated Taxes) before Closing or reflected on the Closing Statement of Net Assets as a dollar amount, any Taxes imposed on or payable with respect to the Business for any Pre-Closing Tax Period (other than Taxes resulting from any act or transaction taken by Purchaser or its Affiliates after the Closing).
     Section 15.54 Existing Inventory.
     “Existing Inventory” has the meaning set forth in Section 7.6(c).

     Section 15.55 [Intentionally Omitted].
     Section 15.56 Expense Reimbursement Order.
     Section 15.57 Expense Reimbursement.
     “Expense Reimbursement” has the meaning set forth in Section 13.2(b).
     Section 15.58 [Intentionally Omitted].
     “Final Cash Consideration” has the meaning set forth in Section 2.1(a).
     Section 15.59 Final Consideration.
     Section 15.60 Final Order.
     “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing a Challenge shall have expired; and (c) as to which no stay is in effect; except that the Approval Order shall be a Final Order if (x) the time for instituting or filing a Challenge has expired, (y) no stay of the Approval Order is in effect and (z) in the reasonable opinion of the Purchaser, any Challenge that was timely filed is not likely to amend, revoke, supplement, vacate or otherwise modify the Approval Order in a manner that would be materially adverse to the Purchaser.
     Section 15.61 Financial Statements.
     “Financial Statements” has the meaning set forth in Section 4.6.
     Section 15.62 Foreign Country Tax Agreements.
     “Foreign Country Tax Agreements” means the agreements attached as Exhibit L relating to Tax allocation and indemnification in certain foreign countries.
     Section 15.63 GAAP.
     “GAAP” means generally accepted accounting principles in the United States of America, which are applicable to the circumstances as of the date of determination.
     Section 15.64 Governmental Body.
     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether national,

federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private), other than the Bankruptcy Court or any other court of competent jurisdiction over the Cases or over any appeal of an Order entered in the Cases.
     Section 15.65 [Intentionally Omitted].
     Section 15.66 Hazardous Material.
     “Hazardous Material” means collectively, any material defined as, or considered to be, a “hazardous waste,” “hazardous substance,” regulated substance, pollutant or contaminant under any Environmental Law including asbestos, PCBs, oil, petroleum or any fraction thereof.
     Section 15.67 Hourly Business Employees.
     “Hourly Business Employees” has the meaning set forth in Section 10.1(a)(ii).
     Section 15.68 Hose and Tubing Business.
     “Hose and Tubing Business” has the meaning set forth in Section 1.2(j).
     Section 15.69 Indemnified Party.
     “Indemnified Party” has the meaning set forth in Section 11.4.
     Section 15.70 Indemnifying Party.
     “Indemnifying Party” has the meaning set forth in Section 11.4.
     Section 15.71 Independent Auditors.
     “Independent Auditors” has the meaning set forth in Section 2.2(d).
     Section 15.72 Initial Cash Consideration.
     “Initial Cash Consideration” has the meaning set forth in Section 2.1(a).
     Section 15.73 [Intentionally Omitted].
     Section 15.74 Intellectual Property.
     “Intellectual Property” means all transferable intellectual or industrial property rights or other similar proprietary rights in any jurisdiction, including such rights in and to: (a) Trademarks; (b) copyrights and copyrightable works including software source code, object code, data and documentation; (c) Patents; (d) invention disclosures, discoveries and improvements, whether or not patentable; (e) Trade Secrets; (f) Internet domain names; and (g) the goodwill associated with each of the foregoing.

     Section 15.75 Intellectual Property Contract.
     “Intellectual Property Contract” means all agreements concerning Intellectual Property exclusively used in the Business to which Seller is a party, including, without limitation, agreements granting Seller and its Subsidiaries rights to use the Licensed Intellectual Property.
     Section 15.76 IT Assets.
     “IT Assets” means the proprietary software Related to the Business set forth on Schedule 15.76.
     Section 15.77 Knowledge.
     “Knowledge” means the actual knowledge as of the date hereof, with respect to those representations and warranties that are deemed made as of the Closing Date pursuant to Section 8.1, of the individuals set forth on Schedule 15.77.
     Section 15.78 Law.
     “Law” means any international, national, federal, state or local law (including common law), treaty, statute, constitutional provision, code, ordinance, rule, regulation, directive, concession, Order or other requirement or guideline of any country or subdivision thereof.
     Section 15.79 Leased Real Properties.
     “Leased Real Properties” means the real property leased pursuant to, and subject to, the Real Property Leases.
     Section 15.80 Leave Employees.
     “Leave Employees” has the meaning set forth in Section 10.1(a).
     Section 15.81 Legal Proceeding.
     “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding or investigation.
     Section 15.82 Liabilities.
     “Liabilities” means any and all: (a) debts; (b) claims, (including, “claims” as that term is defined in sections 101(5)(A) and 101(5)(B) of the Bankruptcy Code, except that a right to equitable remedy shall also be considered a claim whether or not the breach gives rise to a right to payment); (c) judgments, demands, guarantees, interest, penalties, fines or other charges or assessments, whether assessed or assessable; (d) rights of setoff, offset or recoupment held, or any other claims, rights or defenses that may be asserted, by any Person; (e) obligations to comply with any settlement agreements, voluntary assurances any other similar decrees, agreements and settlements entered with any Person; and (f) other liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether imposed by agreement, understanding, Law, equity or otherwise.
     Section 15.83 Licensed Intellectual Property.
     “Licensed Intellectual Property” shall mean the Intellectual Property that any third Person has licensed to Seller or any of its Selling Subsidiaries or otherwise authorized Seller or any of its Selling Subsidiaries to use exclusively in connection with the Business under the terms of any Intellectual Property Contract.
     Section 15.84 Lien.
     “Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, option, right of first refusal, easement, covenant, condition, restriction, servitude, transfer restriction, encumbrance or conditional sale or other title retention agreement.
     Section 15.85 Losses.
     “Losses” has the meaning set forth in Section 11.2.
     Section 15.86 Material Adverse Effect.
     “Material Adverse Effect” means any change, event, impairment or effect that is (or would reasonably be expected to be) materially adverse to the Purchased Assets or the financial condition or operations of the Business, taken as a whole, except for any such change, event or effect resulting from or arising out of (i) changes or developments in financial or securities markets (including currency exchange or interest rates); (ii) general economic conditions affecting the industry in which the Business is conducted and which do not have a materially disproportionate effect on the Business; and (iii) the impact associated with the announcement of the transactions contemplated hereby.
     Section 15.87 Material Business Contracts.
     “Material Business Contracts” has the meaning set forth in Section 4.11.
     Section 15.88 Michigan Sublease.
     “Michigan Sublease” has the meaning set forth in Section 3.2.
     Section 15.89 Modified GAAP.
     “Modified GAAP” means GAAP as modified by the principles, methods and examples set forth in Schedule 15.89.
     Section 15.90 Net Working Assets Adjustment.
     “Net Working Assets Adjustment” has the meaning set forth in Section 2.2(f).

     Section 15.91 Net Working Assets Target.
     “Net Working Assets Target” has the meaning set forth in Section 2.2(a).
     Section 15.92 Net Working Assets of the Business.
     “Net Working Assets of the Business” has the meaning set forth in Section 2.2(a).
     Section 15.93 NLRB Proceedings.
     “NLRB Proceedings” means the proceedings in or arising out of NLRB Cases 8-RD-1976, 6-RD-1518 and 6-RD-1519 (see, e.g., 341 NLRB No. 150).
     Section 15.94 Nonassignable Assets.
     “Nonassignable Assets” has the meaning set forth in Section 10.5(b).
     Section 15.95 Non-Debtor Contracts.
     “Non-Debtor Contracts” has the meaning set forth in Section 1.1(f).
     Section 15.96 Non-Debtor Selling Subsidiaries.
     “Non-Debtor Selling Subsidiaries” means the Selling Subsidiaries that are not Debtors.
     Section 15.97 Non-Union Business Employees.
     “Non-Union Business Employees” has the meaning set forth in Section 10.1(a).
     Section 15.98 Non-Union Transferred Employees.
     “Non-Union Transferred Employees” has the meaning set forth in Section 10.1(d).
     Section 15.99 Operative Documents.
     “Operative Documents” means collectively, this Agreement, the Deposit Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Transition Agreement, and the Michigan Sublease.
     Section 15.100 Order.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of (i) any Governmental Body or (ii) the Bankruptcy Court or any other court of competent jurisdiction over the Cases or over any appeal of an Order entered in the Cases.
     Section 15.101 Other Marked Assets.
     “Other Marked Assets” has the meaning set forth in Section 7.6(c).

     Section 15.102 Owned Real Property.
     “Owned Real Property” means the real property Related to the Business listed on Schedule 15.102 together with any and all buildings, structures, improvements and fixtures located, thereon, owned by the Seller or its Subsidiaries.
     Section 15.103 Patents.
     “Patents” means patents, including design patents and utility patents, reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, in each case including all applications therefor.
     Section 15.104 Permit.
     “Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Body.
     Section 15.105 Permitted Exceptions.
     “Permitted Exceptions” means the items on Schedule 15.105 and (a) liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefore; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (c) zoning, subdivision, building code, entitlement and other land use, construction, and environmental regulations by Governmental Bodies; (d) matters that would be shown or otherwise reflected by an accurate survey or are shown on the Surveys which do not materially diminish the value of or materially interfere with the continued use of the Owned Real Property consistent with past practice; (e) easements of record, rights-of-way of record, licenses of record, leases of record, utility agreements of record, restrictions of record, and other similar encumbrances of record; and (f) with respect to the Personal Property only, such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially diminish the value of or materially interfere with the continued use of such personal property or asset used in the Business consistent with past practice.
     Section 15.106 Person.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Body or other similar entity.
     Section 15.107 Personal Property Leases.
     “Personal Property Leases” has the meaning set forth in Section 4.9(a).
     Section 15.108 Petition Date.
     “Petition Date” means March 3, 2006.

     Section 15.109 Post-Closing Tax Period.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
     Section 15.110 Pre-Closing Tax Period.
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
     Section 15.111 Property Taxes.
     “Property Taxes” means real, personal, and intangible ad valorem property Taxes.
     Section 15.112 Purchased Assets.
     “Purchased Assets” has the meaning set forth in Section 1.1.
     Section 15.113 Purchased Debtor Contracts.
     “Purchased Debtor Contracts” has the meaning set forth in Section 6.5(b).
     Section 15.114 Purchased Equipment.
     “Purchased Equipment” has the meaning set forth in Section 1.1(b).
     Section 15.115 Purchased Intellectual Property.
     “Purchased Intellectual Property” has the meaning set forth in Section 1.1(g).
     Section 15.116 Purchaser.
     “Purchaser” has the meaning set forth in the preamble.
     Section 15.117 Purchaser Approved Contract.
     “Purchaser Approved Contract” means each Contract listed or referred to in Schedule 4.11(a) hereto, other than (i) the Real Property Lease for Rochester Hills and (ii) the Contracts of the Non-Debtor Subsidiaries listed under the headings San Luis Potosi, Mexico Facility I.
     Section 15.118 Purchaser Closing Documents.
     “Purchaser Closing Documents” has the meaning set forth in Section 5.2.
     Section 15.119 Purchaser Financial Advisor.
     “Purchaser Financial Advisor” has the meaning set forth in Section 5.8.

     Section 15.120 Purchaser Indemnified Group.
     “Purchaser Indemnified Group” means Purchaser, its Subsidiaries and their respective Affiliates, together with their successors and assigns, and their officers, directors, employees and agents.
     Section 15.121 Purchaser Labor Designee.
     “Purchaser Labor Designee” has the meaning set forth in Section 6.2(j).
     Section 15.122 Purchaser Retirement Plans.
     “Purchaser Retirement Plans” has the meaning set forth in Section 10.1(f).
     Section 15.123 Purchaser Upper Sandusky Union Defined Contribution Plan.
     “Purchaser Upper Sandusky Union Defined Contribution Plan” has the meaning set forth in Section 10.1(e).
     Section 15.124 Purchaser Welfare Plans.
     “Purchaser Welfare Plans” has the meaning set forth in Section 10.1(f).
     Section 15.125 RCRA.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq.
     Section 15.126 Real Property Leases.
     “Real Property Leases” means the real property leases of Seller or the Selling Subsidiaries (as tenants or lessees) Related to the Business listed on Schedule 15.126.
     Section 15.127 Registered Intellectual Property
     “Registered Intellectual Property” means: (i) Patents; (ii) registrations and applications for registration included within Trademarks; (iii) Internet domain names; and (iv) copyright registrations for copyrightable works and all renewals and pending applications for such copyright registrations.
     Section 15.128 Related to the Business.
     “Related to the Business” means primarily related to, or used primarily in, the Business as conducted by Seller and the Selling Subsidiaries as of the date hereof.
     Section 15.129 Release.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, or from, into or onto the Environment,

including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
     Section 15.130 Remedial Action.
     “Remedial Action” shall mean any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Material.
     Section 15.131 Remediation Condition.
     “Remediation Condition” has the meaning set forth in Section 11.5(c).
     Section 15.132 Retention Agreements.
     “Retention Agreements” shall mean the retention agreements between Seller and the Business Employees as set forth in the agreements listed on Schedule 15.132.
     Section 15.133 Review Period.
     “Review Period” has the meaning set forth in Section 2.2(d).
     Section 15.134 Salaried Business Employees.
     “Salaried Business Employees” has the meaning set forth in Section 10.1(a)(i).
     Section 15.135 Seller.
     “Seller” has the meaning set forth in the preamble.
     Section 15.136 Seller Business Facilities.
     “Seller Business Facilities” means the Rochester Hills, Michigan facility, Wharton, Ohio facility, Upper Sandusky, Ohio facility, Columbia City, Indiana facility and Pensacola, Florida facility at which the Business was conducted and the Business Employees were employed by Seller or any of its Affiliates immediately prior to the Closing Date, and specifically excluding Seller’s closed facilities at Mitchell, Indiana and Andrews, Indiana at which the Business was previously conducted.
     Section 15.137 Seller Closing Documents.
     “Seller Closing Documents” has the meaning set forth in Section 4.2.
     Section 15.138 Seller Employee Benefit Plan.
     “Seller Employee Benefit Plan” means any Employee Benefit Plan established, sponsored or maintained by the Seller or any Affiliate, or any pension plan subject to Title IV of

ERISA with respect to which Seller or any Affiliate has or has had any obligation, during the six year period ending on the Closing Date.
     Section 15.139 Seller Financing.
     “Seller Financing” means the post-petition financing facilities or arrangements of the Debtors.
     Section 15.140 Seller Indemnified Group.
     “Seller Indemnified Group” means Seller, its Subsidiaries and their respective Affiliates, together with their successors and assigns, and their officers, directors, employees and agents.
     Section 15.141 Seller Name.
     “Seller Name” has the meaning set forth in Section 7.6(a).
     Section 15.142 Seller Portion.
     “Seller Portion” has the meaning set forth in Section 10.1(k).
     Section 15.143 Seller Union Pension Plans.
     “Seller Union Pension Plans” has the meaning set forth in Section 10.1(e).
     Section 15.144 Seller Upper Sandusky Union Defined Contribution Plan.
     “Seller Upper Sandusky Union Defined Contribution Plan” means the Dana Corporation Savings Works Plan for Collectively Bargained Employees at Certain Facilities (Dana Plan No. 146) in effect as of the date hereof.
     Section 15.145 Seller Welfare Plans.
     “Seller Welfare Plans” has the meaning set forth in Section 10.2(b).
     Section 15.146 [Intentionally Omitted].
     Section 15.147 Selling Subsidiaries.
     “Selling Subsidiaries” has the meaning set forth in the Recitals.
     Section 15.148 SLP I Real Property Leases.
     “SLP I Real Property Leases” means all Real Property Leases listed on Schedule 15.126, other than the Real Property Lease for Rochester Hills.
     Section 15.149 Statement of Net Assets.
     “Statement of Net Assets” has the meaning set forth in Section 4.6.

     Section 15.150 Straddle Period.
     “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
     Section 15.151 Subsidiary.
     “Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
     Section 15.152 Surveys.
     “Surveys” means a plat of survey of each parcel of Real Property, dated no earlier than the date of this Agreement, showing lot lines and monuments; building lines, setback lines; zoning and land use information pertaining to the Real Property (including any F.A.R. or green space requirements, and any height restrictions); easements (both burdening and/or benefiting the Real Property); all other title exceptions of record (to the extent such items can be located by the surveyor); access locations; utilities (including, but not limited to, water, sewer, gas, electric and telephone lines to the point of connection with the public systems); other improvements (including, but not limited to, roads, streets, driveways, and sidewalks); location of water courses or water bodies; and the square footage of the Real Property. The Surveys shall evidence whether or not there are any encroachments of improvements from adjoining properties onto the Real Property or from the Real Property onto adjoining properties. The Surveys shall contain an accurate flood plain designation. The Surveys shall be certified by a state appropriate registered land surveyor as having been prepared in compliance with ALTA/ACSM land survey standards, which certification shall run to the benefit of the Purchaser, First American Title Insurance Company and any other party or parties designated by Purchaser. The Surveys shall also include any additional items required by Purchaser.
     Section 15.153 Tax or Taxes.
     “Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, VAT, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, rollback and estimated taxes, customs duties, fees, assessments and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect to such amounts.
     Section 15.154 Tax Proceeding.
     “Tax Proceeding” means any audit, examination, contest, litigation or other proceeding by or against any taxing authority.

     Section 15.155 Tax Return.
     “Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes (including any amendments and Schedules thereto).
     Section 15.156 Trade Secrets.
     “Trade Secrets” means trade secret business information including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, production molds, product specifications, equipment lists, engineering reports and drawings, architectural and engineering plans, manufacturing and production processes and techniques; drawings, specifications, plans, proposals, research records, inspection processes invention records and technical data; financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, licensing records, advertising and promotional materials, service and parts records, warranty records, maintenance records that have been and are maintained in confidence and that provide a competitive business advantage.
     Section 15.157 Trademarks.
     “Trademarks” means trademarks, service marks, brand names, logos, certification marks, trade dress, assumed names and trade names, including all applications for registration therefor, registrations and all renewals, modifications and extensions thereof and the goodwill associated with each of the foregoing.
     Section 15.158 Transfer Taxes.
     “Transfer Taxes” has the meaning set forth in Section 14.4.
     Section 15.159 Transferred Employees.
     “Transferred Employees” has the meaning set forth in Section 10.1(d).
     Section 15.160 Transition Agreements.
     “Transition Agreements” has the meaning set forth in Section 6.10.
     Section 15.161 Trigger Level.
     “Trigger Level” has the meaning set forth in Section 11.5(d)
     Section 15.162 [Intentionally Omitted].
     Section 15.163 Union Business Employees
     “Union Business Employees” has the meaning set forth in Section 10.1(a).

     Section 15.164 Union Transferred Employees.
     “Union Transferred Employees” has the meaning set forth in Section 10.1(d).
     Section 15.165 VAT.
     “VAT” means any value added Tax, goods and services Tax, sales or turnover Tax or similar Tax, including such Tax as may be imposed by the Sixth Council Directive of the European Communities and national legislation implementing or supplemental to that directive.
     Section 15.166 WARN ACT.
     “WARN ACT” means the Worker Adjustment and Retraining Notification Act and any other similar law of any state, locality or other Governmental Body.
     Section 15.167 Other Definitional and Interpretive Provisions.
     (a) This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     (b) Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the exhibits, and Schedules to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement.
     (c) Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and the terms “include” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.”
     (d) The terms “dollars” and “$” shall mean United States dollars.
     (e) Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
ARTICLE XVI
MISCELLANEOUS
     Section 16.1 Notices.
     Any notice or demand to be given hereunder shall be in writing and deemed given when personally delivered, sent by overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery; any notice so sent by overnight courier shall be deemed to be received on the date received; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).
     If to Purchaser:

Coupled Products Acquisition LLC
88 Airport Road
Elgin, IL 60123
Attention:	Paul Cumberland
Telephone No.:	(847) 931-4838
     With a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention:	John Box
Fax No.:	(312) 853-7036
     If to Seller:

Dana Corporation
4500 Dorr Street
Toledo, OH 43615
Attention: General Counsel
Telephone No.: (419) 535-4500
     With a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Attention: Robert A. Acosta-Lewis, Esq.
Telephone No.: (804) 788-8200
Section 16.2 Amendment; Waiver.
     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, except as otherwise expressly provided herein.
     Section 16.3 Assignment.
     (a) No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party hereto and any purported assignment or delegation without such consent shall be void and of no further effect; provided, however, that Purchaser shall be entitled to appoint one or more designees to acquire Purchased Assets from PTG Mexico S. de R.L. de C.V. and PTG Servicios S. de R.L. de C.V; provided that Purchaser delivers to Seller, on the Closing Date, a certificate signed on its behalf containing representations and warranties with respect to each such designee that are similar to those made by Purchaser in Sections 5.1 through 5.5 . Following the Closing, either party may assign any of its rights hereunder. No assignment or appointment of a designee shall relieve either party of its obligations hereunder.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Purchaser, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
     Section 16.4 Entire Agreement.
     The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by Seller on any one Schedule shall be deemed to have been disclosed on any other Schedule so long as the relevance of such matter to such other Schedule is reasonably apparent. This Agreement (together with the Schedules, Exhibits and other agreements referenced herein) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties hereto with respect to those matters. It shall be expressly understood that this Agreement shall govern the transactions contemplated hereby as a whole and that any local agreements, instruments, certificates or other documents entered into or delivered in connection with this Agreement with respect to a particular jurisdiction shall not be construed as amendments or novations of this Agreement but rather shall be complemented by and interpreted in light of this Agreement.
     Section 16.5 Fulfillment of Obligations.
     Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 16.6 Parties in Interest.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     Section 16.7 No Third-Party Rights.
     Except as otherwise provided in Sections 10.1, 10.2, 10.3 and 10.4, nothing in this Agreement, express or implied, is intended to confer on any Person not a party hereto, any rights or remedies by reason of this Agreement. No provision regarding any Employee Benefit Plan shall be interpreted as a part or amendment thereof.
     Section 16.8 Public Disclosure.
     Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that the parties shall agree in advance as to the contents of any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement issued through the time of Closing, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, in which case such party shall use its reasonable best efforts to consult with the other party before releasing such information.
     Section 16.9 Confidentiality
     Subject to Section 16.8, the transactions contemplated by this Agreement shall be kept confidential by Seller, Purchaser and their respective representatives and Affiliates. In the event that the transactions contemplated by the Agreement are not consummated, Purchaser shall, for a period of three years following the termination of this Agreement, hold any information obtained by it from Seller or its Subsidiaries or their Affiliates or representatives in strict confidence and, without the prior written consent of Seller, shall not use any of such information for any purpose (except as required by applicable law, regulation or legal process), unless such information (i) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its officers, employees or agents in breach of this Agreement, (ii) was already known to Purchaser or its officers, employees or agents prior to its disclosure to Purchaser by or at the request of Seller or its Subsidiaries, (iii) becomes available to Purchaser on a non-confidential basis from a source other than Seller or its Subsidiaries; provided, however, that such source is not bound by a confidentiality agreement with Seller or its Subsidiaries or otherwise prohibited from disclosing such information to Purchaser by a contractual, legal or fiduciary obligation; (iv) is independently developed by Purchaser or its officers, employees or agents without any use of or reliance upon disclosure hereunder; or (v) is approved for release by written authority of Seller. In the event that Purchaser, or any of its Affiliates or representatives, is required by applicable law, regulation or legal process to disclose any of such information, Purchaser will notify Seller promptly (unless prohibited by law) so that Seller may seek an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained or Seller does not waive compliance with this Section and Purchaser or any of its representatives are nonetheless legally compelled to disclose such information, Purchaser or its representatives, as the case may be, will furnish only that portion of the information which Purchaser is, or such representatives are, advised by counsel is legally required to be furnished and will give Seller written notice (unless prohibited by law) of the information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information.
     Section 16.10 Return of Information.
     If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books, records and other materials furnished by Seller or any of its agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such books, records and other materials for any purpose or make such information available to any other entity or person.
     Section 16.11 Expenses.
     Subject to Sections 6.6, 13.2 and 14.4, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance hereof, each of the other documents and instruments executed in connection herewith or contemplated hereby and the consummation of the transactions contemplated hereby and thereby. In addition, Purchaser shall be solely responsible for all expenses in connection with its due diligence review of the Business, including without limitation environmental testing or inspections, building inspections, UCC lien and other searches, the cost of the Surveys, and the premium for issuing the Endorsements; provided, however, that Seller shall be solely responsible for the cost of title work, title inspections, title searches and Commitments, as well as the base form title policies referred to in Section 3.2(j) but not the cost of the Endorsements.
     Section 16.12 Bulk Sales Laws.
     Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sales law. The Non-Debtor Seller agrees to indemnify Purchaser and hold Purchaser harmless from and against any and all liability under any bulk sales law for the sale of assets by the Non-Debtor Seller under this Agreement, provided, however, that this indemnity shall not affect the obligation of Purchaser to pay and discharge the Assumed Liabilities and no indemnity is made under this Section 16.12 with respect to the Assumed Liabilities.
     Section 16.13 Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, including all matters of construction, validity and performance (including sections 5-1401 and 5-1402 of the New York General Obligations Law but excluding all other choice of law and conflict of law rules.)

     Section 16.14 Submission to Jurisdiction; Selection of Forum.
     Each party hereto agrees that any action or proceeding for any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the other Operative Documents, whether in tort or contract or at law or in equity, shall be brought only in either the Bankruptcy Court, while the Debtors’ Cases are pending, or thereafter, in any other New York federal court sitting in the City of New York, or in any New York State court sitting in the Borough of Manhattan in the City of New York(each such court, a “Chosen Court”), and each party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such action or proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the action or proceeding, (d) agrees that, in addition to other methods of service provided by law, to the fullest extent provided by applicable law service of process in any such action or proceeding shall be effective if provided in accordance with Section 16.1 of this Agreement, and the effective date of such service of process shall be as set forth in Section 16.1, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Section 16.15 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     Section 16.16 Headings.
     The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     Section 16.17 Severability.
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COUPLED PRODUCTS ACQUISITION LLC
By:	/s/ Paul J. Cumberland
	Name:	Paul J. Cumberland
	Title:	Managing

DANA CORPORATION
By:	/s/ E. P. Haag
	Name:	Eric P. Haag
	Title:	Manager, Corporate Development